UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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DIAMOND HILL INVESTMENT GROUP, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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1

DIAMOND HILL INVESTMENT GROUP, INC.
ANNUAL LETTER TO SHAREHOLDERS

March 11, 2022

Dear Fellow Shareholders:

At Diamond Hill, we are fiercely committed to improving the lives of our clients and those they serve through exceptional investment results. Doing so requires discipline, patience, and a passion for what we do and who we serve. It’s that passion that drives us to develop outstanding, long-term partnerships with our clients, because we know that great investment outcomes enable our clients to achieve their goals.

We are pleased with our strong 2021 investment and financial results, and we remain focused on the long-term impact we have on our clients. Broadly speaking, we aim to deliver exceptional results for clients over a full market cycle. We believe we are one of few in our industry with a truly long-term focus—in our client partnerships, in our investment approach, and in the way we manage our business.

Market cycles don’t follow a set schedule. Since the global financial crisis, investors have experienced more than a decade of strong returns, while perpetually low interest rates were a tailwind to both equities and fixed income. Considering broad market cap-weighted indices, equity valuations are elevated by any historical standard. For the most part, market leadership has been driven by large-cap growth and momentum, which has created historically wide valuation spreads between value and growth.

In this environment, absolute returns have been strong over the past decade—a market dynamic that has made our job as valuation-disciplined investors more challenging. Looking forward, we believe a shift in market leadership is underway that can favor active investors with the discipline to identify mispriced investments. We believe high market valuations, combined with reasonably high operating margins in a rising interest rate environment, likely mean absolute returns will be harder to come by in the period ahead. We are confident in our ability to navigate such an environment well, especially given our ability to be selective in the more concentrated strategies we manage and their differentiation from core benchmarks.

Great Outcomes Require Great Partnerships
Our commitment to developing enduring client partnerships is demonstrated by the care we take in aligning our interests with our clients through capacity discipline, by investing alongside them, and by keeping fees reasonable so clients hold on to more of their returns. To ensure we have a disciplined platform that allows us to deliver for clients, our investment team aligns on our foundational, shared principles.

•We invest with a valuation discipline, which goes beyond investing according to common industry definitions of growth versus value. Instead, we believe in taking an ownership stake in an investment at a discount to what we believe it is worth and waiting patiently for value to be realized.
•We believe we can add the most value with an active, fundamentally driven process.
•We emphasize an ownership mindset. Our investment professionals approach each investment as long-term owners. Further, our portfolio managers invest heavily alongside our clients. Every employee owns shares in our company from their first day and has the opportunity to build further ownership in our company and invest in our strategies along with our clients, promoting an ownership mentality throughout the firm.
•We are long-term oriented. We believe in the rigor of our research and the power of time-horizon arbitrage. As bottom-up, benchmark-agnostic investors, we expect to outperform over the long term. We are comfortable with shorter periods where our portfolios’ performance may meaningfully differ from benchmarks or peers, and we endeavor to partner with clients who understand this well.
•We are committed to capacity discipline. We believe prudent capacity management puts our clients’ interests first by ensuring the size of a strategy never becomes an impediment to delivering investment performance.

As investment managers, we are constantly focused on delivering great investment returns for clients. However, we recognize that excellent investment results, while a critical part of our success, are not enough. Our clients benefit from our commitment to transparency, accountability, and targeted communication—a client experience that addresses their specific needs from a long-term partner they can trust, helping instill the confidence to remain invested through varying market environments.

Partnering To Do More
We are thoughtful in developing partnerships with a diverse set of clients who share our long-term discipline, including institutions (endowments, foundations, government entities, health care systems, etc.), financial intermediaries, family offices, and other institutionally oriented investors. We are committed to staying true to who we are, rather than trying to be all things to all people, using our shared investment principles as the foundation.

Great investment outcomes require alignment on a long-term time horizon. When we form partnerships, the impact our investment outcomes can have becomes clear. An example is our long-term partnership with the nonprofit LifeCare Alliance, a client since 2002. LifeCare Alliance was central Ohio’s first in-home health care agency, Ohio’s first agency to provide visiting nurses, and is the nation’s largest non-profit Meals-on-Wheels providers. Our investment results mean LifeCare Alliance can provide for more patients, hire more health care professionals, and deliver more meals—in general, do more to fulfill its mission.

We are motivated knowing our passion for deep, fundamental research can translate over time into more hospital beds, scholarship funds, innovation funding, and more secure retirements.

Long-Term Goals Driving Strategic Initiatives
Creating lasting value requires alignment in how we assess and define our success for our key stakeholder groups—clients, associates, and shareholders. For our clients, we want to deliver excellent investment outcomes that result in partnerships where our clients fundamentally believe in what we do and how we invest. For our associates, we aim to cultivate a workplace where we can thrive doing our best work in a culture that enables success. For our shareholders, we aim to build a business that is positioned to succeed over the long run—one in which we remain constantly focused on improving our investment and operational excellence.

Our long-term goals include continuing to enhance our ability to outperform for clients, further diversifying our business so we can continue to weather any market environment, and thoughtfully growing the business—to bolster our firm’s long-term viability for the benefit of each of our stakeholders. We believe an innovative mindset focused on growing strategies to capacity and developing new capabilities will enable us to drive future growth.

In 2021, we developed a new strategic plan to specifically address our long-term goals. As part of that plan, we will continue our never-ending focus on delivering excellent client results. We plan to grow our unconstrained strategies and build on the early success of our international team. We will continue expanding our fixed income strategies, including offering strategies that match clients’ needs with our expertise. Success in these areas will expand our institutional market presence, helping elongate our average client tenure and further diversify our client base.

Enabling Great Investment Results and Client-Centric Growth
Our focus on long-term performance rather than asset growth incentivizes our portfolio managers to prioritize existing clients and close strategies before they reach a size that could limit their ability to deliver value-added returns. In that vein, we soft-closed our Large Cap strategy in March 2021, and our Small-Mid Cap strategy remains closed to most new investors. We also refined our strategy line-up in 2021 to ensure continued alignment on delivering valuation-disciplined, long-term oriented investment outcomes, while providing us flexibility to develop new, capacity-disciplined offerings that meet client objectives and capitalize on our investment team’s research capabilities.

We believe ample growth opportunity exists across our portfolio of open strategies. In 2021, the International, Core Bond, and Short Duration Securitized Bond strategies reached their five-year track records. All three have shown the ability to exceed their investment goals and serve important strategic roles in client portfolios. We also believe there is opportunity for us to reach new markets with our Micro Cap strategy. Lastly, we made our long-standing Large Cap Concentrated strategy more broadly accessible by launching it as a mutual fund in 2021.

Financial Results
We were pleased to deliver record financial results in 2021. Our results benefited from strong investment performance and positive net flows, in addition to a tailwind from market returns. Assets under management ("AUM") finished the year at $31.0 billion, an increase of $4.6 billion, which is particularly meaningful given we sold $3.5 billion in AUM in Q3 with the sale of our Corporate Credit and High Yield strategies. We had a second consecutive year of strong net client inflows, totaling $2.1 billion in 2021. Revenue increased 44% to an all-time high of $182 million, which included $12 million from a performance-based fee that reached its first five-year measurement term in 2021.

We generated net operating income of $76 million and an operating margin of 42% in 2021. In managing our business, we focus on net operating income as adjusted, after tax (adjusted "NOPAT"), which excludes the gains and losses on deferred compensation plan investments that flow through operating income.[1] Adjusted NOPAT increased 76% to $62 million in 2021—$19.40 per share.[1] Our operating profit margin, as adjusted, was 46% in 2021, up from 38% in 2020.[1] To have appropriate flexibility to deliver for each of our stakeholders, we target an adjusted operating margin of 30%-40% over the long term. Over shorter periods, we have periodically seen that number deviate significantly from our target range. While we are pleased when we can deliver above-expected margin, we continue to believe 30%-40% is the appropriate average annual expectation.

As stewards of our business, we seek to grow the long-term intrinsic value of our firm, and we typically evaluate our performance over rolling five-year periods. Over the last five years, important fundamental indicators of our intrinsic value per share have increased. AUM increased 60% from $19 billion at the end of 2016 to $31 billion at the end of 2021. Revenue increased 34% from $136 million in 2016 to $182 million in 2021. Revenue grew less than AUM due primarily to a shift in our asset mix from higher fee to lower fee strategies. We were able to grow adjusted NOPAT at a faster rate than revenue over this same five-year period, with adjusted NOPAT up 49% from $41 million in 2016 to $62 million in 2021.

Capital Allocation
Our capital allocation approach is designed to grow the intrinsic value of the business by investing in new and existing strategies and ensuring we have sufficient capital to operate the business in any market environment. When we believe we have more capital than is necessary to achieve those aims, we return capital to shareholders.

We may repurchase shares when our shares are trading below our estimate of the firm’s intrinsic value. We first initiated share repurchases in Q4 2018. Since then, we have repurchased approximately 525,000 shares totaling $72 million, which represents approximately 15% of our shares outstanding when we began making repurchases. Share repurchases in 2021 were approximately 46,000 shares totaling $7.8 million. Repurchases since Q4 2018 have been partially offset by the net issuance of approximately 150,000 shares in the form of compensation to our associates over that period. We believe share-based compensation is an important way to align our interests with shareholders.

After considering strategic uses of capital and share repurchases, we evaluate any excess capital for payment of shareholder dividends. Based on our strong financial results during the year, coupled with a reduction in share repurchases compared to the prior two years, we significantly increased our dividends in 2021. Dividends included a $1 per share regular quarterly dividend and a $19 per share special dividend in Q4, totaling approximately $73 million, or $23 per share. We have paid dividends in each of the past five years cumulatively totaling $59 per share.

Given our history of consistently generating excess cash flow, in October we announced plans to increase our regular quarterly dividend from $1.00 to $1.50 per share starting in Q1 2022. Each year we will continue to consider paying an additional special dividend in Q4 after assessing our strategic capital deployment and share repurchases during the year.

Conclusion
We firmly believe the best way to generate strong long-term shareholder returns is to deliver for our clients. Our investment team is intensely focused on generating great long-term investment results for our clients, and our entire firm is committed to developing and maintaining partnerships that help instill the confidence required to remain invested through full market cycles. This perspective has enabled us to grow new and existing client relationships, which ultimately helps us deliver returns to our shareholders.

The last few years have been heavily influenced by the COVID-19 pandemic and all the related impacts it has had on markets and society. Through this period, I’m proud of the commitment our associates demonstrated to remain focused on delivering for clients. Over the last several years, we have put in place strong leadership and streamlined our strategies to focus on our competitive advantages—strategies where we are confident in our long-term ability to deliver strong investment returns for clients. We have also invested in our ability to effectively communicate with clients through our distribution technology project and updating our approach to marketing. As part of that, shareholders may notice our annual documents include a new logo. In the coming months we are rolling out an updated look for our brand and an improved digital experience that we believe will improve the client experience and help convey our discipline and focus on great investment outcomes.

2022 is starting out with heightened market volatility, even when compared to the last few years. We believe this environment presents opportunities for those focused on actively managing concentrated portfolios with a valuation discipline and long-term ownership mindset, and we look forward to delivering for our clients and shareholders in the years to come.

Sincerely,
Heather Brilliant
Chief Executive Officer

[1] Net operating income, as adjusted, after tax, net operating income, as adjusted, after tax per share, and operating profit margin, as adjusted, are non-GAAP performance measures. Reconciliations to GAAP measures are provided in the following Annex.

ANNEX - RECONCILIATION OF NON-GAAP MEASURES
As supplemental information, we are providing performance measures that are based on methodologies other than U.S. generally accepted accounting principles (“non-GAAP”). We believe the non-GAAP measures below are useful measures of our core business activities, are important metrics in estimating the value of an asset management business and may enable more appropriate comparison to our peers. These non-GAAP measures should not be a substitute for financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) and may be calculated differently by other companies. The following schedule reconciles GAAP measures to non-GAAP measures for the years ended December 31, 2021, 2020, 2019, 2018, 2017, and 2016 respectively.

	Year Ended December 31,
(in thousands, except percentages and per share data)	2021	2020	2019	2018	2017	2016
Total revenue	$182,194	$126,388	$136,624	$145,628	$145,202	$136,103

Net operating income, GAAP basis	$76,258	$45,538	$47,935	$71,256	$67,001	$63,069
Non-GAAP adjustments:
Gains (losses) on deferred compensation plan investments, net(1)	7,082	2,219	5,977	(2,122)	2,382	1,837
Net operating income, as adjusted, non-GAAP basis(2)	83,340	47,757	53,912	69,134	69,383	64,906
Non-GAAP adjustments:
Tax provision on net operating income, as adjusted, non-GAAP basis(3)	(21,656)	(12,668)	(13,680)	(19,542)	(25,704)	(23,626)
Net operating income, as adjusted, after tax, non-GAAP basis(4)	$61,684	$35,089	$40,232	$49,592	$43,679	$41,280

Net operating income, as adjusted after tax per diluted share, non-GAAP basis(5)	$19.40	$10.91	$11.71	$14.11	$12.65	$12.09
Diluted weighted average shares outstanding, GAAP basis	3,179	3,215	3,437	3,515	3,452	3,413

Operating profit margin, GAAP basis	42%	36%	35%	49%	46%	46%
Operating profit margin, as adjusted, non-GAAP basis(6)	46%	38%	39%	47%	48%	48%
(1) Gains (losses) on deferred compensation plan investments, net: The gain (loss) on deferred compensation plan investments, which increases (decreases) deferred compensation expense included in operating income, is removed from operating income in the calculation because it is offset by an equal amount in investment income (loss) below net operating income on the income statement, and thus has no impact on net income attributable to us.
(2) Net operating income, as adjusted: This non-GAAP measure represents the Company’s net operating income adjusted to exclude the impact on compensation expense of gains and losses on investments in the deferred compensation plan.
(3) Tax provision on net operating income, as adjusted: This non-GAAP measure represents the tax provision, excluding the impact of investment related activity, and the gain on sale of high yield-focused advisory contracts, and is calculated by applying the unconsolidated effective tax rate to net operating income, as adjusted.
(4) Net operating income, as adjusted, after tax: This non-GAAP measure deducts from the net operating income, as adjusted, the tax provision on net operating income, as adjusted.
(5) Net operating income, as adjusted after tax per diluted share: This non-GAAP measure was calculated by dividing the net operating income, as adjusted after tax, by diluted weighted average shares outstanding.
(6) Operating profit margin, as adjusted: This non-GAAP measure was calculated by dividing the net operating income, as adjusted, by total revenue.

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215

March 11, 2022

Dear Shareholders:

We cordially invite you to attend the 2022 Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc., to be held at Nationwide Arena, Activity Center, 200 W. Nationwide Boulevard, Columbus, Ohio 43215, on Wednesday, April 27, 2022 at 10:00 a.m. Eastern Daylight Saving Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. Immediately following the meeting, we will hold our customary management presentation to report on our operations, and our directors and officers will be present to respond to any appropriate questions you may have. For the management presentation only, there will be the option to participate virtually and the link will be made available on our website, ir.diamond-hill.com.

On behalf of the Board of Directors, we urge you to sign, date, and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. Returning the enclosed proxy card will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend the Annual Meeting. Your vote is important, regardless of the number of shares you own.

Sincerely,
Heather E. Brilliant
Chief Executive Officer

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 2022

Notice is hereby given that the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Diamond Hill Investment Group, Inc. (the “Company”), will be held at Nationwide Arena, Activity Center, 200 W. Nationwide Boulevard, Columbus, Ohio 43215, on Wednesday, April 27, 2022 at 10:00 a.m. Eastern Daylight Saving Time, to consider and act upon the following matters:

1)The election of seven directors to serve on the Company’s Board of Directors until the Company’s 2023 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;
2)The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;
3)A non-binding, advisory resolution to approve the compensation of the Company’s named executive officers;
4)The approval and adoption of the Diamond Hill Investment Group, Inc. 2022 Equity and Cash Incentive Plan; and
5)Such other business as may properly come before the Annual Meeting or any adjournment thereof.

Action may be taken on the foregoing proposals at the Annual Meeting or at any adjournment of the Annual Meeting. The Board of Directors has fixed the close of business on March 1, 2022, as the record date for determining the shareholders entitled to vote at the Annual Meeting and any adjournments thereof. Please complete, sign, and date the enclosed proxy card, which is solicited by the Company’s Board of Directors, and mail it promptly in the enclosed envelope. Alternatively, you may vote by phone or electronically over the Internet in accordance with the instructions on the enclosed proxy card. Returning the enclosed proxy card, or voting electronically through the Internet or by telephone, does not affect your right to vote in person at the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person if your shares are registered in your name.

COVID-19 Protocols

In light of the continuing uncertainty created by the coronavirus ("COVID-19") pandemic, the Company strongly encourages shareholders to return the enclosed proxy card or vote by phone or electronically prior to the Annual Meeting. The Company asks that you register in advance if you plan to attend the Annual Meeting by contacting Carlotta D. King, Secretary, at (614) 255-3333 no later than Wednesday, April 20, 2022 at 5:00 p.m. Eastern Daylight Saving Time. At the Annual Meeting, you will be asked to present the enclosed proxy card (or, if you hold your shares in “street name”, a signed proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting) and a form of identification.

Additional protocols will also be in place at the Annual Meeting to protect the safety and well-being of the Company's directors, employees, and guests. Guests must be fully vaccinated against COVID-19 (as provided by then-applicable CDC guidance) and attest to their vaccination status upon check-in. Additionally, guests should be prepared to follow the protocols of the City of Columbus, as required. The Company reserves the right to refuse entrance to anyone who refuses to comply with these safety protocols.

In the event that, prior to the meeting, any orders, guidance, or limitations are issued or imposed by applicable authorities that would limit or otherwise affect meeting attendance or the Company's safety protocols, the Company will comply with any such orders, guidance, or limitations. The Company urges all attendees to check in advance for, and all attendees will be expected to comply with, any such orders, guidance, or limitations that may have been imposed prior to attending the Annual Meeting in person.

PROMPTLY RETURNING YOUR PROXY CARD WILL SAVE THE COMPANY THE EXPENSE OF MAKING FURTHER REQUESTS FOR PROXIES IN ORDER TO OBTAIN A QUORUM. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ALTERNATIVELY, REFER TO THE

INSTRUCTIONS ON THE PROXY CARD TO TRANSMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE.

By order of the Board of Directors,
Carlotta D. King, Secretary

Columbus, Ohio
March 11, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2022:
The Proxy Statement and the Company’s 2021 Annual Report on Form 10-K are available without charge at the following location:
https://www.diamond-hill.com/proxy

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
DIAMOND HILL INVESTMENT GROUP, INC.
TO BE HELD ON APRIL 27, 2022

This Proxy Statement is being furnished to the shareholders of Diamond Hill Investment Group, Inc., an Ohio corporation (the “Company”, “we”, “us”, or “our”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2022 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at Nationwide Arena, Activity Center, 200 W. Nationwide Boulevard, Columbus, Ohio 43215, at 10:00 a.m., Eastern Daylight Saving Time, on April 27, 2022, and any adjournment thereof. A copy of the Notice of Annual Meeting accompanies this Proxy Statement. This Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about March 11, 2022. Only our shareholders of record at the close of business on March 1, 2022, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting.

The purposes of this Annual Meeting are:

1)    To elect seven directors to serve on our Board until our 2023 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)    To consider and vote upon a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

3)    To consider and vote upon a non-binding, advisory resolution to approve the compensation of our named executive officers;

4)    To approve and adopt the Diamond Hill Investment Group, Inc. 2022 Equity and Cash Incentive Plan; and

5)    To transact such other business that may properly come before the Annual Meeting or any adjournment thereof.

Those common shares represented by: (i) properly signed proxy cards received by us prior to the Annual Meeting, or (ii) properly authenticated voting instructions recorded electronically over the Internet or by telephone prior to 11:59 p.m., Central Time on April 26, 2022 and, in each case, that are not revoked, will be voted at the Annual Meeting as directed by the shareholders. If a shareholder submits a valid proxy and does not specify how the common shares should be voted, they will be voted as recommended by the Board. The proxy holders will use their best judgment regarding any other matters that may properly come before the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:    When and where will the Annual Meeting take place?

A:    The Annual Meeting will be held at Nationwide Arena, Activity Center, 200 W. Nationwide Boulevard, Columbus, Ohio 43215, on Wednesday, April 27, 2022, at 10:00 a.m., Eastern Daylight Saving Time.

Q: How do I attend the Annual Meeting?

A:    We will hold the Annual Meeting in person as scheduled. Immediately following the Annual Meeting, we will hold our customary management presentation to report on our operations, and our directors and officers will be present to respond to any appropriate questions you may have. For the management presentation only, there will be the option to participate virtually and the link will be made available on our website, ir.diamond-hill.com.

Due to the uncertainty created by the COVID_19 pandemic, in-person attendees will need to follow certain protocols. If you plan to attend the Annual Meeting in person, we ask that you register in advance by contacting Carlotta D. King, Secretary, at (614) 255-3333 no later than Wednesday, April 20, 2022 at 5:00 p.m. Eastern Daylight Saving Time.

To protect the safety and well-being of our directors, employees, and guests, all attendees must be fully vaccinated against COVID-19 (as provided by then-applicable CDC guidance) and attest to their vaccination status upon check-in. Additionally, guests should be prepared to follow the protocols of the City of Columbus, as required. We reserve the right to refuse entrance to anyone who refuses to comply with any required safety protocols.

In the event that, prior to the meeting, any orders, guidance, or limitations are imposed by applicable authorities that would limit or otherwise affect meeting attendance or the safety protocols, the Company will comply with any such, orders, guidance, or limitations. We urge you to check whether any such orders, guidance, or limitations have been imposed prior to attending the Annual Meeting in person.

Q:    What may I vote on at the Annual Meeting?

A:    At the Annual Meeting, you will be asked to consider and vote upon:
•The election of seven directors to serve on the Board until our 2023 Annual Meeting of Shareholders;
•The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
•A non-binding, advisory resolution to approve the compensation of our named executive officers;
•The approval and adoption of the Diamond Hill Investment Group, Inc. 2022 Equity and Cash Incentive Plan; and
•Such other business as may properly come before the Annual Meeting or any adjournment thereof.

Q:    What do I need to do now?

A:    After carefully reading this Proxy Statement, indicate on the enclosed proxy card how you want your shares to be voted and sign and mail the proxy card promptly in the enclosed envelope. Alternatively, you may vote by phone or over the Internet in accordance with the instructions on your proxy card. The deadline for transmitting voting instructions over the Internet or telephonically is 11:59 p.m. Central Time on Tuesday, April 26, 2022. If you vote by phone or over the Internet, you do not need to return a proxy card. You should be aware that if you vote over the Internet or by phone, you may incur costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.

Q:    What does it mean if I get more than one proxy card?

A:    If your shares are registered in more than one account, you will receive more than one proxy card. If you intend to vote by mail, please sign, date, and return all proxy cards to ensure that all your shares are voted. If you are a record holder and intend to vote by telephone or over the Internet, you must do so for each individual proxy card you receive.

Q:    What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:    Many shareholders are beneficial owners of our shares, meaning they hold their shares in “street name” through a broker, bank, or other nominee. As summarized below, there are some distinctions between shares held of record and shares owned beneficially.

Shareholder of Record. For shares registered directly in your name with our transfer agent, you are considered the shareholder of record and we are sending this Proxy Statement and related materials directly to you. As a shareholder of record, you have the right to vote in person at the Annual Meeting or you may grant your proxy directly to the Board’s designees by completing, signing, and returning the enclosed proxy card, or voting over the Internet or by phone.

Beneficial Owner. For shares held in “street name”, you are considered the beneficial owner and this Proxy Statement and related materials are being forwarded to you by your broker, bank, or other nominee, who is the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares. Your broker or nominee will provide you with information on the procedures you must follow to instruct them how to vote your shares or how to revoke previously given voting instructions.

Q:    If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:    Your broker will vote your shares in the manner you instruct, and you should follow the voting instructions your broker has provided to you. However, if you do not provide voting instructions to your broker, it may vote your shares in its discretion on certain “routine” matters. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2022 fiscal year is considered a routine matter, and if you do not submit voting instructions, your broker may choose, in its discretion, to vote or not vote your shares on the ratification. None of the other matters to be voted on at the Annual Meeting are routine, and your broker may not vote your shares on those matters without your instructions.

Q:    May I revoke my proxy or change my vote after I have mailed a proxy card or voted electronically over the Internet or by telephone?

A:    Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. If you are the record holder of the shares, you can do this in any one of three ways:

•Send a written statement to Carlotta D. King, the Company's Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, stating that you would like to revoke your proxy, which must be received prior to the Annual Meeting;

•Send a newly signed and later-dated proxy card, which must be received prior to the Annual Meeting, or submit later-dated electronic voting instructions over the Internet or by telephone no later than 11:59 p.m., Central Time on April 26, 2022; or

•Attend the Annual Meeting and either revoke your proxy in person prior to the start of voting at the Annual Meeting or vote in person at the Annual Meeting. Attending the Annual Meeting will not, by itself, revoke your proxy or a prior Internet or telephone vote.

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee. You should review the instructions provided by your broker or nominee to determine the procedures that you must follow.

Q:    Can I vote my shares in person at the Annual Meeting?

A:    You may vote shares for which you are the record holder in person at the Annual Meeting. If you choose to attend, please bring the enclosed proxy card and a form of identification, even if you have registered to attend the Annual Meeting. If you are a beneficial owner and you wish to attend the Annual Meeting and vote in person, you will need to bring a signed proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting and a form of identification, even if you have registered to attend the Annual Meeting. To obtain directions to attend the Annual Meeting and vote in person, please call Carlotta D. King, Secretary, at (614) 255-3333 or visit the Company’s website, https://www.diamond-hill.com/contact/.

Q:    How will my shares be voted if I submit a proxy without voting instructions?

A:    If you submit a proxy and do not indicate how you want your shares voted, your proxy will be voted on the proposals as recommended by the Board. The Board’s recommendations are set forth in this Proxy Statement.

Q:    Who can answer my questions about how I can submit or revoke my proxy or vote by phone or via the Internet?

A:    If you are a record holder and have more questions about how to submit your proxy, please call Carlotta D. King, the Company's Secretary, at (614) 255-3333. If you are a beneficial owner, you should contact your broker or other nominee to determine the procedures that you must follow.

PROCEDURAL MATTERS

Record Date

Only our shareholders of record at the close of business on March 1, 2022, the record date, will be entitled to vote at the Annual Meeting. As of the record date, there were 3,221,140 of our common shares outstanding and entitled to be voted at the Annual Meeting.

Proxy

Your shares will be voted at the Annual Meeting as you direct on your signed proxy card or in your telephonic or Internet voting instructions. If you submit a proxy card without voting instructions, it will be voted as recommended by the Board. The Board's recommendations are set forth in this Proxy Statement. The duly appointed proxy holders will vote in their discretion on any other matters that may properly come before the Annual Meeting.

Voting

A shareholder may cast one vote for each outstanding share held by the shareholder on each separate matter of business properly brought before the Annual Meeting. If you hold shares in street name, we encourage you to instruct your broker or other nominee as to how to vote your shares.

Director elections. Votes that shareholders cast "FOR" a director-nominee must exceed the votes that shareholders cast "AGAINST" a director-nominee for the individual to be elected. Please also see the discussion of our "Majority Voting" provisions within Proposal 1.

Ratification of selection of KPMG. The affirmative vote of the holders of a majority of the shares cast on the proposal is required to ratify the selection of KPMG LLP ("KPMG") as the Company’s independent registered public accounting firm for fiscal year 2022.

Advisory approval of named executive officer compensation. The affirmative vote of the holders of a majority of the shares cast on the proposal is required for non-binding shareholder advisory approval of the compensation of the Company’s named executive officers.

Approval and adoption of the Diamond Hill Investment Group, Inc. 2022 Equity and Cash Incentive Plan. The affirmative vote of the holders of a majority of the shares cast on the proposal is required to approve and adopt the Diamond Hill Investment Group, Inc. 2022 Equity and Cash Incentive Plan.

Effect of broker non-votes and abstentions. Under the applicable regulations of the Securities and Exchange Commission (the “SEC”) and the rules of the exchanges and other self-regulatory organizations of which the brokers are members, brokers who hold common shares in street name for beneficial owners may sign and submit proxies and may vote our common shares on certain “routine” matters. The ratification of KPMG is considered routine. Under applicable stock exchange rules, brokers are not permitted to vote without instruction on the election of directors. In addition, SEC regulations prohibit brokers from voting without customer instruction on the approval of named executive officer compensation. Proxies that are signed and submitted by brokers that have not been voted on certain matters are referred to as “broker non-votes”.

Neither broker non-votes nor abstentions will have any effect on the election of directors, the ratification of the appointment of KPMG, the advisory approval of named executive officer compensation, or the approval and adoption of the Diamond Hill Investment Group, Inc. 2022 Equity and Cash Incentive Plan.
Quorum

Business can be conducted at the Annual Meeting only if a quorum, consisting of the holders of at least a majority of our outstanding shares entitled to vote, is present, either in person or by proxy. Abstentions and broker non-votes will be counted toward establishing a quorum. If a quorum is not present at the time the Annual Meeting is convened, a majority of the shares represented in person or by proxy may adjourn the Annual Meeting to a later date and time, without notice other than announcement at the Annual Meeting. At any such adjournment of the Annual Meeting at which a quorum is present, any business may be transacted which might have been transacted at the Annual Meeting as originally called.

Solicitation; Expenses

We will pay all expenses of the Board’s solicitation of the proxies for the Annual Meeting, including the cost of preparing, assembling, and mailing the Notice, proxy card, and Proxy Statement, postage for return envelopes, the handling and expenses for tabulation of proxies received, and charges of brokerage houses and other institutions, nominees, or fiduciaries for forwarding such documents to beneficial owners. We will not pay any electronic access charges associated with Internet or telephonic voting incurred by a shareholder. We may solicit proxies in person or by telephone, facsimile, or e-mail. Our officers, directors, and employees may also assist with solicitation, but will receive no additional compensation for doing so.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and you should not rely on any such information or representation. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement does not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

Requests for Proxy Statement and Annual Report on Form 10-K; Internet Availability

Our Annual Report on Form 10-K for the year ended December 31, 2021 (the "Form 10-K"), including audited consolidated financial statements, accompanies this Proxy Statement but is not a part of the proxy solicitation material. We are delivering a single copy of this Proxy Statement and the Form 10-K to multiple shareholders sharing an address unless we have received instructions from one or more of these shareholders to the contrary. However, each shareholder will continue to receive a separate proxy card. We will promptly deliver a separate copy of the Proxy Statement and/or Form 10-K, at no charge, upon receipt of a written or oral request by a record shareholder at a shared address to which a single copy of the documents was delivered. Written or oral requests for a separate copy of the documents, or to provide instructions for delivery of documents in the future, may be directed to Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215 or by phone at (614) 255-3333. Additionally, this Proxy Statement and our Form 10-K are available on the internet free of charge at: https://www.diamond-hill.com/proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership of our common shares as of the record date, March 1, 2022, by: (a) all persons known by us to beneficially own 5% or more of the Company’s outstanding shares, (b) each director of the Company, (c) the Company's named executive officers, and (d) all of the Company's executive officers, directors, and director nominees as a group. Although not required, we have also voluntarily disclosed all common shares beneficially owned by all other employees of the Company, excluding its executive officers. Unless otherwise indicated, the named persons exercise sole voting and dispositive power over the shares listed. None of the named persons hold any outstanding options to acquire our common shares, and none of the named persons have pledged any common shares of the Company as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Heather E. Brilliant	38,180	(2)	1.2%
Richard S. Cooley	5,279		*
Randolph J. Fortener	8,600		*
James F. Laird	34,000		1.1%
Thomas E. Line	21,429	(2)	*
Paula R. Meyer	2,379		*
Nicole R. St. Pierre	2,379		*
L'Quentus Thomas	—		*
Directors, nominees, and executive officers as a group (8 persons)	112,246		3.5%
All other employees of the Company (125 persons)	465,079	(3)	14.4%
5% Beneficial Owners
BlackRock, Inc.(4)	269,754		8.4%
_______________
(1)    Beneficial ownership of less than 1% is represented by an asterisk (*). The percent of class is based upon the number of common shares beneficially owned by the named person divided by 3,221,140, which was the total number of shares that were issued and outstanding as of March 1, 2022.
(2)    Includes 473 and 1,294 shares for Ms. Brilliant, and Mr. Line, respectively, that are held in the Diamond Hill Investment Group 401(k) Plan and Trust (the "401(k) Plan"), over which the Trustee of the 401(k) Plan possesses the voting power.
(3)    Includes all other employees of the Company, other than executive officers, as of March 1, 2022. Each employee has sole voting power over the shares of such employee reflected in the table, except for the 65,221 shares that are held in the 401(k) Plan, over which the Trustee of the 401(k) Plan possesses voting power. Certain shares are subject to restrictions on the power to dispose of the shares. The employees do not constitute a "Group" as defined by Rule 13d-1 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act").
(4)    Based on information contained in Schedule 13G/A filed with the SEC on February 1, 2022, by BlackRock, Inc. to report beneficial ownership by its subsidiaries (BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd, BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC) of shares as of December 31, 2021. This Schedule 13G/A reported that BlackRock, Inc., through its subsidiaries, had sole voting power over 253,160 shares and sole dispositive power over 269,754 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board guides the strategic direction of the Company and oversees its management. All of our directors are elected annually.

Pursuant to the recommendation of the Nominating and Governance Committee, the Board has nominated the seven nominees listed below for election, all of whom are current directors, to hold office until the 2023 Annual Meeting of Shareholders and until their respective successors are elected and qualified. If any nominee becomes unable or unwilling to serve between the date of this Proxy Statement and the Annual Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Governance Committee and approved by the Board.

Majority Voting

In an uncontested election, a nominee must receive more “FOR” votes than “AGAINST” votes to be elected. In addition, pursuant to the Board's Corporate Governance Guidelines, any director who fails to obtain the required vote in an uncontested election will be expected to promptly submit their resignation to the Board. The Board will then decide, after considering the Nominating and Governance Committee's recommendation, whether to accept or decline the resignation, or decline the resignation with conditions. The Board will make any such decision within 90 days following the date of the Annual Meeting of Shareholders at which such uncontested election occurred. Plurality voting will apply to any contested elections.

Director Independence

The Board has determined that each of Richard S. Cooley, Randy J. Fortener, James F. Laird, Paula R. Meyer, Nicole R. St. Pierre, and L'Quentus Thomas qualifies as independent under the rules and independence standards of The NASDAQ Stock Market (“NASDAQ”), as well as applicable SEC requirements. The Board has determined that Heather E. Brilliant is not independent. There are no family relationships among our directors and executive officers.

The Nominees

The Board has determined that all of our director nominees are qualified to serve as directors of the Company. In addition to their specific business experience listed below, each of our director nominees has the tangible and intangible skills and attributes that we believe are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director, and the character and integrity that we expect of our directors. The specific qualifications of each individual nominee are set forth under such nominee's name below.

Heather E. Brilliant, CFA, age 45, was appointed as a director, President and Chief Executive Officer ("CEO") of the Company effective September 3, 2019. Ms. Brilliant previously served as Chief Executive Officer, Americas with First State Investments from 2017 until joining the Company. Prior to that role, she spent almost 14 years with Morningstar where she served as Global Head of Equity & Credit Research before advancing to Chief Executive Officer, Morningstar Australasia. Earlier in her career, she held several roles analyzing both credit and equity at firms including Driehaus Capital Management, Coghill Capital Management, and Bank of America.

Ms. Brilliant received her Bachelor's degree from Northwestern University and an MBA from the University of Chicago. Ms. Brilliant also holds the Chartered Financial Analyst designation and is past chair and served as a member of the CFA Institute Board of Governors from 2013-2020.

Ms. Brilliant's qualifications to serve on the Board include her prior experience as CEO of a division of an investment firm as well as her in depth knowledge of the investment management industry through her more than 20 years of experience as an investment professional and industry executive.

Richard S. Cooley, age 53, was appointed a director in October 2020, is the Chair of the Audit Committee, and currently serves on the Nominating and Governance Committee and the Compensation Committee. Mr. Cooley has been determined by the Board to be an audit committee financial expert as defined by the SEC and is a non-executive director. Since 2021, Mr. Cooley has been a full-time Teaching Fellow at the University of Chicago, and during the preceding five years, Mr. Cooley primarily and intermittently served as a teaching assistant at the University of Chicago. From 2007 to 2013, Mr. Cooley served as Morningstar, Inc.’s Chief Financial Officer, and was responsible for the firm’s investor relations, financial reporting, corporate finance, tax, corporate communications, and U.S. national sales teams. Prior to becoming Chief Financial Officer ("CFO"), from 2003 to 2007 Mr. Cooley was CEO of Morningstar’s operations in Australia and New Zealand. Mr. Cooley also established Morningstar’s government affairs function.

Mr. Cooley holds a Bachelor of the Arts and Master of the Arts degrees from Illinois State University, a Master of the Arts degree from the University of Chicago, and a PhD in Political Science from the University of Chicago.

Mr. Cooley's qualifications to serve on the Board include his substantial experience in accounting and financial matters due to serving as CFO of a global, publicly-traded financial services firm, his experience as CEO of a division of a large financial services firm, as well as his experience serving as a board member for numerous for-profit companies.

Randolph J. Fortener, age 68, has been a director of the Company since 2013, currently serves on the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee. Mr. Fortener has been determined by the Board to be an audit committee financial expert as defined by the SEC and is a non-executive director. Since 2014, Mr. Fortener has been the CEO of Cozzins Road Capital, a private investment firm. As its CEO, Mr. Fortener directs all investment and acquisition activity for Cozzins Road Capital. Previously, Mr. Fortener worked at the Crane Group, a private holding and management company, based in Columbus, Ohio, from 1990 to 2014 and served as the president of Crane Investment Company from 2007 to 2014. Prior to joining the Crane Group, Mr. Fortener was a partner at Deloitte & Touche LLP, a big four accounting firm, providing services to investment banking firms. Mr. Fortener also specialized in estate and tax planning for privately held businesses while with Deloitte. Mr. Fortener has over 40 years of business experience, with an emphasis on corporate acquisitions and investments.

Mr. Fortener received a Bachelor of Science in accounting from The University of Findlay and his MBA in finance from the University of Dayton and is a Certified Public Accountant (inactive).

Mr. Fortener’s qualifications to serve on the Board include his substantial experience in accounting and financial matters, including his significant experience as a certified public accountant and his experience on other corporate boards.

James F. Laird, CPA, age 65, has been a director of the Company since 2011 and Chair of the Board since 2019, and also serves on the Compensation Committee, Audit Committee and Nominating and Governance Committee. Mr. Laird has been determined by the Board to be an audit committee financial expert, as defined by the SEC and is a non-executive director. Mr. Laird served as CFO and Treasurer of the Company from 2001 until his retirement from the Company on December 31, 2014 and served as Secretary of the Company from 2001 to 2017. He also served as President of Diamond Hill Funds from 2001 to 2014. Mr. Laird has over 30 years of experience in the investment management industry.

Mr. Laird received his Bachelor of Science in Accounting from The Ohio State University, is a Certified Public Accountant, and previously held the Series 7, 24, 26, 27 and 63 securities licenses with the Financial Industry Regulatory Authority.

Mr. Laird’s qualifications to serve on the Board include his 13 years of experience as CFO of the Company, his in-depth knowledge of, and involvement in, our operations and his more than 30 years of experience in the financial, operational, administrative, and distribution aspects of the investment management industry.

Paula R. Meyer, age 67, was appointed as a director of the Company on February 20, 2019, is the Chair of the Nominating and Governance Committee, currently serves on the Audit Committee and the Compensation Committee, and is a non-executive director. Since 2007, Ms. Meyer has served as a professional, non-executive director. Prior to 2007, she worked in variety of roles within the investment management industry, most recently serving as President of RiverSource Funds, the proprietary fund complex of Ameriprise Financial, Inc. from 1998 to 2006. She currently serves as a director for Mutual of Omaha and First Command Financial Services. She also served as a director of the Federal Home Loan Bank of Des Moines from 2007 to 2016 and on the Investment Company Institute's Board of Governors from 2000 to 2006.

Ms. Meyer received her Bachelor of Arts from Luther College, an MBA from the University of Pennsylvania, Wharton School of Business, and is a National Association of Corporate Directors Board Leadership Fellow. She has also been awarded the Certificate in Cybersecurity Oversight from the Software Engineering Institute in association with Carnegie Mellon University (2020)

Ms. Meyer's qualifications to serve on the Board include her over 25 years of leadership experience in the financial services and mutual fund industries as well as her significant governance experience as a board member on numerous for-profit and non-profit companies.

Nicole R. St. Pierre, age 49, was appointed as a director of the Company on February 20, 2019, is the Chair of the Compensation Committee, currently serves on the Audit Committee and Nominating and Governance Committee, and is a non-executive director. Prior to her retirement, Ms. St. Pierre served in a variety of roles within the Asset Management group at J.P. Morgan from 1994 to 2018, including as Managing Director; Head of Client Services and Business Platform & Americas Regional Lead.

Ms. St. Pierre received her Bachelor of Science in Marketing from Rutgers University and an MBA from Fordham University. She has also been awarded the Certificate in Cybersecurity Oversight from the Software Engineering Institute in association with Carnegie Mellon University (2020).

Ms. St. Pierre's qualifications to serve on the Board include her over 20 years of experience in the investment management industry.

L'Quentus Thomas, age 46, was appointed as a director of the Company on September 15, 2021. Mr. Thomas currently serves on the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee. Mr. Thomas has been determined by the Board to be an audit committee financial expert as defined by the SEC and is a non-executive director. Since 2021, Mr. Thomas has served as a Senior Managing Director at Stonehenge Capital, and currently manages the operations of Stonehenge Community Development, the firm’s community banking subsidiary. Under his leadership, the firm has increased assets under management and the availability of term credit products in underserved markets. Prior to his current role, from 2005 to 2009, Mr. Thomas worked in the firm’s principal investing division, Stonehenge Growth Capital, where he focused on providing debt and equity capital solutions to privately held firms.

Mr. Thomas has served on numerous boards of non-profit organizations, including as a Trustee of Kenyon College. Mr. Thomas earned a Bachelor of Arts degree from Amherst College and a Master of Business Administration from the Stern School of Business at New York University.

Mr. Thomas's qualifications to serve on the Board include his experience in accounting and financial matters, his over 20 years of experience in the financial services industry, and his experience serving as a board member for numerous non-profit companies.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF HEATHER E. BRILLIANT, RICHARD S. COOLEY, RANDY J. FORTENER, JAMES F. LAIRD, PAULA R. MEYER, NICOLE R. ST. PIERRE, AND L'QUENTUS THOMAS AS DIRECTORS OF THE COMPANY.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board held a total of seven meetings during the year ended December 31, 2021, and each director attended at least 75% of all Board and applicable committee meetings. Consistent with our Corporate Governance Guidelines, the directors met in executive session at each regularly scheduled Board meeting in 2021.

Although we do not have a formal policy requiring directors’ attendance at Annual Meetings of Shareholders, our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of shareholders. However, due to applicable health orders issued in connection with the COVID-19 pandemic and to mitigate risks to the health and well-being of our employees, shareholders, communities and other stakeholders, the Company limited attendance at the 2021 Annual Meeting of Shareholders to a small contingent of the Company’s officers to carry out the legal requirements of the meeting and a proxy to cast ballots in accordance with submitted proxy votes. Given these unusual circumstances, none of our then-current directors attended the 2021 Annual Meeting of Shareholders.

Corporate Governance

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The Board has adopted a written charter for each Committee. Current copies of each committee charter and our Corporate Governance Guidelines are available on our website, ir.diamond-hill.com, under the heading “Corporate Governance”.

The Board has adopted a Code of Business Conduct and Ethics for principal executive and senior financial officers of the Company. This Code is intended to deter wrongdoing and promote honest and ethical conduct, full, timely, and accurate reporting, compliance with laws, and accountability for adherence to the code, including internal reporting of code violations.

We also have a Code of Business Conduct and Ethics that is applicable to all of our employees and directors. It is our policy to require all employees to participate annually in continuing education and training related to the Code of Business Conduct and Ethics.

Personal Trading and Hedging Policy

We have established a policy prohibiting our employees and directors from purchasing or selling shares of the Company while in possession of material nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. The policy also prohibits all employees and directors from purchasing or selling any derivative arrangement related to securities of the Company or engaging in any speculative, short selling, or hedging activities related to securities of the Company that may have a similar economic effect.

Audit Committee

Mr. Cooley (Chair), Mr. Fortener, Mr. Laird, Ms. Meyer, Ms. St. Pierre, and Mr. Thomas serve on the Audit Committee, which met four times during 2021. The Board has determined that each of these committee members meets the independence and financial literacy rules and standards of the SEC and NASDAQ. The Board also has concluded that each of Mr. Cooley, Mr. Fortener, Mr. Laird, and Mr. Thomas meet the criteria to be an audit committee financial expert as defined by the SEC.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the retention of our independent registered public accounting firm, including appointing and overseeing the terms of its engagement and its performance, qualifications, and independence, and the integrity of our financial statements, other financial information provided to shareholders, and our internal control structure. The Audit Committee also reviews all related person transactions for potential conflicts of interest on an ongoing basis, and all such transactions must be approved by the Audit Committee. Additional information on the approval of related person transactions is available under the heading “Certain Relationships and Related Person Transactions” below. The report of the Audit Committee appears below the heading “AUDIT COMMITTEE REPORT”.

Compensation Committee

Mr. Cooley, Mr. Fortener, Mr. Laird, Ms. Meyer, Ms. St. Pierre (Chair), and Mr. Thomas serve on the Compensation Committee, which met four times during 2021. The Board has determined that each of these committee members meets the independence criteria of the SEC and NASDAQ.

The primary purpose of the Compensation Committee is to: (i) review and approve the Company’s executive compensation policies, (ii) evaluate the performance of our executive officers in light of corporate goals and objectives approved by the Compensation Committee, (iii) approve the annual salaries, bonuses, stock grants, and other benefits, direct and indirect, of our executive officers, (iv) make recommendations to the full Board with respect to incentive compensation plans and equity-based plans, and (v) determine director and committee member/chair compensation for non-employee directors. The Compensation Committee also administers the Company’s equity compensation plans. The Compensation Committee has delegated to management the ability to make stock grants to non-executive employees within specific parameters to align the interests of our shareholders and our employees and to promote employee retention and long-term employee ownership. A description of the Company’s processes and procedures for the consideration and determination of executive officer compensation are discussed under the heading “Compensation Discussion and Analysis” below.

Nominating and Governance Committee

Mr. Cooley, Mr. Fortener, Mr. Laird, Ms. Meyer (Chair), Ms. St. Pierre, and Mr. Thomas serve on the Nominating and Governance Committee, which met seven times during 2021. The Board has determined that each of these committee members meets the independence criteria of NASDAQ.

The primary purpose of the Nominating and Governance Committee is to maintain and cultivate the effectiveness of the Board and oversee the Company’s governance policies. Among the Nominating and Governance Committee's responsibilities are Board and committee composition, director qualifications, director orientation and education, and Board evaluations. The Nominating and Governance Committee: (i) identifies, evaluates, and nominates Board candidates, (ii) reviews compliance with director stock ownership guidelines, and (iii) oversees procedures regarding shareholder nominations and other shareholder communications to the Board. The Nominating and Governance Committee is also responsible for monitoring compliance with and recommending any changes to the Company’s Corporate Governance Guidelines. Additional information regarding the committee’s activities can be found under the heading “Corporate Governance”.

Board Committee Membership

The following table summarizes the membership of the Board and each of its committees, and the number of times each met during 2021.

Director	Audit	Compensation	Nominating and Governance
Heather E. Brilliant	—	—	—
Richard S. Cooley	Chair	Member	Member
Randolph J. Fortener	Member	Member	Member
James F. Laird	Member	Member	Member
Paula R. Meyer	Member	Member	Chair
Nicole R. St. Pierre	Member	Chair	Member
L'Quentus Thomas	Member	Member	Member
Number of Meetings in 2021	4	4	7

Compensation of Directors

The Compensation Committee is responsible for periodically reviewing and recommending to the Board the compensation of our non-employee directors.

Prior to 2021, directors received long-term, cliff-vested, restricted stock awards as their sole form of compensation for the entirety of their service as directors. In 2020, the Compensation Committee considered changes to our director compensation that are more consistent with current industry practices, while continuing to align the interests of our directors with the long-term interests of our shareholders. The Compensation Committee determined that the use of long-term, cliff-vested, restricted stock awards as the sole form of compensation for the entirety of directors’ service needed to be reconsidered. As a result, in 2020, the Compensation Committee recommended that, beginning January 1, 2021, our compensation structure for directors be changed to include both an annual cash award and an annual stock award with a one-year vesting period, and annual chair fees, where applicable.

The Board approved the Compensation Committee’s recommendation and compensation arrangements for directors with partial-year service as well as the appropriate transition of compensation for existing directors from the current to new structure. The Board concluded that the transition to the new annual grant structure for directors in 2021 should exclude Mr. Fortener and Mr. Laird given their longer tenure as directors and limited time remaining in their director term limit.

Mr. Thomas was appointed to the Board in September 2021. Given his part-year service in 2021 and the change in our director compensation structure, the Compensation Committee and the Board approved a cash payment to Mr. Thomas in the amount of $38,750 for his service in the fourth quarter of 2021.

The following table sets forth information regarding the compensation earned by, or paid to, non-employee directors who served on our Board during the fiscal year ended December 31, 2021.

2021 Director Compensation(1)

Name	Fees Earned or Paid in Cash	Stock Awards	Total
Heather E. Brilliant	$—	$—	$—
Richard S. Cooley	$51,250	$115,000	$166,250
Randolph J. Fortener	$13,750	$—	$13,750
James F. Laird	$40,000	$—	$40,000
Paula R. Meyer	$50,000	$115,000	$165,000
Nicole St. Pierre	$50,000	$115,000	$165,000
L'Quentus Thomas	$38,750	$—	$38,750
_______________
(1)    The above table omits certain columns where no compensation was awarded or earned.

Outstanding Stock Grants to Directors

The below table shows the amount of unvested restricted stock awards outstanding to directors as of December 31, 2021 and the service period covered by the grant. All of these awards vest in full at the conclusion of the applicable service period.

Name	Shares Granted	Approximate Service Period	Service Period Covered	Grant-Date Fair Value	Grant Date	Vesting Date
Richard S. Cooley(1)	779	One Year	1/1/21 – 1/1/22	$115,000	1/1/21	1/1/22
Randolph J. Fortener	3,600	Five Years	5/2/18 – 4/30/23	$694,800	5/2/18	4/30/23
James F. Laird	8,000	Ten Years	4/30/15 – 4/30/25	$1,125,760	2/27/15	4/30/25
Paula R. Meyer(1)	779	One Year	1/1/21 – 1/1/22	$115,000	1/1/21	1/1/22
Nicole R. St. Pierre(1)	779	One Year	1/1/21 – 1/1/22	$115,000	1/1/21	1/1/22
L'Quentus Thomas(2)	—	—	—	—	—	—

_______________
(1)    In connection with the approved changes to the director compensation structure, 1,600 shares granted to each of Ms. Meyer and Ms. St. Pierre, which represented a pro-rated portion of their original long-term cliff-vested awards, were vested on January 1, 2021, with the remainder forfeited. In addition, on January 1, 2021, each of Mr. Cooley, Ms. Meyer, and Ms. St. Pierre received a grant of shares with a fair value on the grant date of $115,000, and which vested on January 1, 2022. Beginning in April 2022, each of Mr. Cooley, Ms. Meyer, Ms. St. Pierre, and Mr. Thomas will receive an annual grant of shares with an approximate fair value of $115,000 that will vest the following year.
(2)    Beginning in April 2022, Mr. Thomas will receive an annual grant of shares with an approximate fair value of $115,000 that will vest the following year consistent with the compensation structure for other directors.

Ownership and Retention Guidelines

Our Corporate Governance Guidelines prohibit shares granted to our directors as compensation from being sold while the director remains on the Board, except for sales of shares in an amount necessary to pay taxes due upon vesting. Therefore, aside from this exception, we expect each non-employee director to hold all of the shares granted to the director as compensation for their entire term of service on the Board.

CORPORATE GOVERNANCE

The Nominating and Governance Committee has general oversight responsibility for assessment and recruitment of new director candidates, evaluation of director and Board performance, oversight of our governance matters. The Nominating and Governance Committee has adopted Corporate Governance Guidelines ("Guidelines") and reviews them annually. The most current version of the Guidelines is available on our website, ir.diamond-hill.com, under “Corporate Governance”.

Board Leadership and Composition

We believe that separating the roles of Chair of the Board and CEO provides for a strong governance and oversight structure. The Chair of the Board approves Board agendas and schedules, chairs all executive sessions of the directors, acts as the liaison between the directors and management, is available to the Secretary to discuss and, as necessary, respond to shareholder communications to the Board, and calls meetings of the directors.

Currently, six of our seven director nominees qualify as independent under NASDAQ standards, with Ms. Brilliant, our CEO, being our only non-independent director. The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are all comprised entirely of independent directors. In 2021, NASDAQ amended its listing rules to encourage diverse board composition and require disclosure of specified diversity metrics, subject to certain exceptions and transition periods (the “Diversity Rule”). In accordance with the Diversity Rule, the diversity statistics of the Board and the seven director nominees are below. Each of the categories listed in the below table has the meaning as it is used in the NASDAQ rules and related guidance and instructions.

Overall, we believe that our Board structure is designed to foster critical oversight, good governance practices, and the interests of the Company and its shareholders.

Among other things, the Guidelines address term limits of each non-employee director. Although we have a 10-year service limit for non-employee directors, the Guidelines provide that, notwithstanding that limitation, a director may be re-elected if: (1) such person is currently the Board Chair, and has not served as Board Chair for five consecutive years, or (2) the Board in its discretion agrees to allow such person to be eligible for re-election for an additional year. The Board has not made any exceptions to the term limits for non-employee directors during the last five years.

Board Leadership and Role in Risk Oversight

The Board’s role in our risk oversight process includes receiving regular reports from members of management on areas of material risk to the Company, including client investment results, and operational, financial, legal, regulatory information security, and strategic risks. The Audit Committee is responsible for overseeing risks relating to our accounting matters, financial reporting, and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets regularly with management and the Company’s independent registered public accounting firm. The Compensation Committee is responsible for overseeing risks relating to employment policies and our compensation and benefits programs. To satisfy these oversight responsibilities, the Compensation Committee meets regularly with management to understand the implications of compensation decisions, particularly the risks that our compensation policies pose to our finances and our relationship with our employees.

Director Orientation and Continuing Education and Development

When a new non-employee director joins the Board, the Company provides a formal orientation program to provide the new director with an understanding of our operations and financial condition. In addition, each director is expected to maintain the necessary level of expertise to perform their responsibilities as a director. To assist our directors in maintaining such level of expertise, we may, from time to time, offer continuing education programs in addition to briefings during Board meetings relating to the competitive and industry environment in which the Company operates and the Company’s goals and strategies.
Director Qualifications and the Nominations Process

The Nominating and Governance Committee believes that the nominees presented in this Proxy Statement currently, and will continue to, constitute a Board with an appropriate level and diversity of experience, education, skills, and independence. The Nominating and Governance Committee routinely considers the composition of the Board and whether changes should be made or additional directors should be added.

The Nominating and Governance Committee supervises the nomination process for directors. In selecting nominees, the Nominating and Governance Committee considers, as applicable, independence, judgment, skills, diversity, character, community involvement, financial expertise, business experience, experience with similarly-sized companies and with publicly-traded companies, experience and skills relative to other Board members, ability to meet long-term interests of the Company and its shareholders, and any additional criteria deemed appropriate by the Nominating and Governance Committee. In the event of a vacancy, including upon an increase in the number of directors, the Nominating and Governance Committee will identify, interview, examine, and make recommendations to the Board regarding appropriate candidates to fill such vacancy. When identifying potential director nominees, we consider diversity among the various factors relevant to any particular nominee and the overall needs of the Board.

The Nominating and Governance Committee identifies potential candidates for the Board through principally suggestions from our directors and senior management and will also consider recommendations from shareholders. The Nominating and Governance Committee may also seek candidates through informal discussions with third parties. We have not historically retained search firms to help identify director candidates.

Generally, the Nominating and Governance Committee will identify potential candidates who at a minimum:

•Demonstrate strong character and integrity;
•Have sufficient time to carry out their duties;
•Have relevant experience in areas of expertise helpful to the Company; and

•Have the ability to meet the expectations of a director of the Company as set forth in the Guidelines.

In addition, candidates expected to serve on the various Board committees must meet applicable independence and financial literacy qualifications required by NASDAQ, the SEC, and other applicable laws and regulations. The evaluation process of potential candidates also includes personal interviews and discussions with appropriate references. Once the Nominating and Governance Committee has selected a candidate, it recommends the candidate to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by our shareholders. All of our directors serve for one-year terms and must stand for re-election annually.

All director candidates recommended by shareholders are evaluated using the same criteria as individuals nominated by the Board, the Nominating and Governance Committee, management, and other sources. Shareholder recommendations for Board candidates should be directed in writing to the Company at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, Attention: Secretary, and include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the recommending person’s ownership of our common shares.

Certain Relationships and Related Person Transactions

The Board recognizes that related person transactions present a heightened risk of conflicts of interest. There has been no transaction since the beginning of fiscal 2021, and there is no currently proposed transaction, in which the Company was or is to be a participant that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Company has no policies or procedures for the review, approval, or ratification of any transaction required to be reported under Item 404(a) of Regulation S-K, because, in the last 10 years, the Company has only been a party to one transaction that was required to be considered under Item 404(a). The Audit Committee will review any potential related person transactions as they arise and are reported to the Board or the Audit Committee, regardless of whether the transactions are reportable pursuant to Item 404(a) of Regulation S-K. For any related person transaction to be consummated or to continue, the Audit Committee must approve or ratify the transaction.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2021 were Mr. Cooley, Mr. Fortener, Mr. Laird, Ms. Meyer, Ms. St. Pierre, and Mr. Thomas. No director who served on the Compensation Committee during 2021 currently is, or during 2021 was, an officer, employee, or former officer of the Company. However, Mr. Laird served as the Company’s CFO until his retirement in 2014. No member of the Compensation Committee has or had any relationship during 2021 requiring disclosure by us under Item 404(a) of Regulation S-K. During 2021, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.

Executive Officers and Compensation Information

During 2021, Heather E. Brilliant, and Thomas E. Line were the Company’s executive officers. Ms. Brilliant's business experience and qualifications are described above under the heading "Proposal 1 - Election of Directors, The Nominees", and Mr. Line's business experience and qualifications are described below. Each executive officer devotes their full time and effort to the affairs of the Company.

Thomas E. Line, age 54, has served as the CFO and Treasurer of the Company since 2015 and is currently the President of the Diamond Hill Funds. Previously, Mr. Line served as an Independent Trustee and Chair for Diamond Hill Funds from 2005 to 2014. From 2012 to 2014, Mr. Line was Chief Operating Officer for Lancaster Pollard & Company. Mr. Line was Managing Director and Chief Financial Officer for Red Capital Group from 2005 to 2012 and was Vice President and Treasurer from 2004 to 2005. From 1989 to 2004, Mr. Line held various positions in the financial services industry, including seven years in various roles at KPMG. Mr. Line has over 30 years of experience in the investment management industry.

Mr. Line has a Bachelor of Science in Accounting from Wake Forest University and is a Certified Public Accountant (inactive).

Compensation Discussion and Analysis

In our Compensation Discussion and Analysis, we:

•Describe our compensation program objectives and how compensation for our named executive officers is determined; and
•Explain the tables and disclosures that follow.

This Compensation Discussion and Analysis presents compensation information for the following individuals (each, a "named executive officer"):

•Heather E. Brilliant, who served as our CEO and President in 2021; and
•Thomas E. Line, who served as our CFO and Treasurer in 2021.

Background

In the investment management industry, human capital is our most important resource. Attracting and retaining talent is a sustainable competitive advantage that allows us to deliver on our purpose and vision. We have been able to attract and retain high-quality employees due to:

•Our client-centric culture, which is emphasized through our alignment of interest, ensures we only succeed when our clients succeed;
◦Significant employee ownership in all our investment strategies;
◦Portfolio Manager incentives that align with long-term investment results; and
◦Capacity discipline that protects our ability to add value;
•Our investment teams share a core set of investment principles;
•Our strong corporate values – curiosity, ownership, trust, and respect – that guide our behaviors and support an inclusive workplace culture; and
•The nationally-competitive compensation and benefits we offer to our employees.

Competitive compensation and benefits are fundamental to sustain a business dependent on talented employees, and have a significant impact on profitability. Achieving profitability while retaining high-quality talent requires balancing the economics between our operating profit margin and compensating employees for their contributions.

At our 2021 Annual Meeting of Shareholders, our shareholders voted upon, and by 97% of the votes cast on the matter approved, an advisory resolution to approve the compensation of our named executive officers. The Compensation Committee of the Board (the “Compensation Committee”) believes that the results of the advisory vote on executive compensation support our previous compensation practices and the Compensation Committee's overall judgment related to our executive compensation practices. The Compensation Committee considered that endorsement in establishing the compensation of our named executive officers for 2021.

Compensation Program Objectives

Since our founding, aligning our interests directly with the clients we serve has been imperative. Inherent in this alignment is a passion for excellence enabling us to exceed client expectations. To achieve this vision, it is important that our compensation philosophy attract, retain, and motivate employees who embody our values, act like owners, and advocate for client outcomes.

We maintain a long-term approach to managing our business and we aim to invest in our employees throughout their careers. We believe employees should be paid competitively and fairly for their contributions and have confidence that we are investing in them for the long term.

Our employees are paid a competitive base salary, provided with various benefits, and participate in an annual performance incentive program. We are committed to ensuring our shareholders’ and employees’ interests align by giving each permanent employee a new hire equity grant to inspire an ownership mentality from their first day of employment. These new hire grants cliff vest after five years to promote long-term employee ownership and employee retention. Employees have further opportunities to grow their ownership stake through the new Employee Stock Purchase Plan, by electing to receive their 401(k) match in company stock and, for certain roles, eligibility to receive additional shares of restricted stock through the new long-term equity incentive program.

Performance-Focused Incentives

Our primary business objective is to meet our fiduciary duty to clients. We seek to fulfill our fiduciary duty to shareholders by managing the firm and its assets to increase shareholder value over time. Specifically, our focus is on long-term, five-year investment returns, with goals defined as rolling five-year periods in which client returns are sufficiently above relevant passive benchmarks, rank in the top quartile of similar investment strategies, and exceed a sufficient absolute return for the risk associated with the asset class. As it relates to our investment professionals, investment performance is the primary quantitative measurement that directly aligns their annual cash incentive compensation with client and firm outcomes. The compensation program for employees who are not a part of our investment team predominantly considers individual, team, and company performance as the main drivers of incentive compensation determinations.

Long-Term Incentives – Restricted Stock Grants with Three-Year Graded Vesting

In 2021, we made our first grants under our long-term equity incentive (“LTI”) program, which has a three-year vesting schedule with one-third vesting each year. This program makes up part of the compensation for certain roles, in addition to the annual performance incentive. This program is designed to incentivize employees who have a significant impact on client outcomes and future business results.

Compensation Setting Process

Role of the Compensation Committee. The purpose of the Compensation Committee is to oversee and assist the Board in the discharge of its responsibilities relating to succession planning for, and compensation programs of, the Company’s executive officers and directors, including executive compensation, compensation deferral plans, stock incentive and option plans, performance incentive award programs, fringe benefit plans, other employee plans and executive employment contracts. The Compensation Committee is specifically required to fulfill certain duties and responsibilities including, but not limited to:

•Conduct an annual performance review of our CEO, review and approve corporate goals and objectives relevant to the compensation of our CEO, evaluate the CEO's performance in light thereof, and consider other factors related to the performance of the Company in determining our CEO’s compensation;
•Review management’s recommendations and approve the salaries, bonuses, ownership incentives, and other significant benefits and arrangements provided for other executive officers of the Company;
•Review and recommend to the Board the compensation for directors, including committee and committee chair fees and other compensation as appropriate;
•With respect to employee retirement plans and employee benefit plans (i.e., medical, life insurance, etc.), evaluate on a periodic basis the competitiveness of our benefit plans and adopt necessary amendments to the extent permitted by law and subject to the terms of the benefit plans;
•Review management’s recommendations and make recommendations to the Board with respect to incentive-based compensation and equity-based compensation plans and programs that are subject to Board approval, and that may be applicable to all or any portion of the employees of the Company and/or its subsidiaries;

•Evaluate whether the Company’s compensation policies, plans, and practices are reasonably designed in coordination with the Company’s risk oversight policies are reasonably designed so as not to create incentives for unnecessary or excessive risk taking; and
•Oversee management’s engagement and communications with shareholders and proxy advisory firms on executive compensation matters, including with respect to shareholder votes on executive compensation.

The Compensation Committee considers the sum of all pay elements when reviewing annual compensation recommendations for the named executive officers. Although the framework for compensation decision-making is tied to the Company’s overall financial performance and the creation of long-term shareholder value, the Compensation Committee retains the discretion to approve individual executive compensation based on other performance factors, such as demonstrated management and leadership capabilities and the achievement of certain investment results for client accounts and other strategic operating results.

Role of Management. The Company’s CEO evaluates the CFO as part of our annual review process and makes recommendations to the Compensation Committee regarding all elements of CFO compensation. The CEO may propose changes to the CFO's compensation based on the CFO's performance, the compensation of individuals with comparable responsibilities in competing or similar organizations, and the business results of the Company. At the Compensation Committee’s request, management attends Compensation Committee meetings to provide general employee compensation and other information to the Compensation Committee, including information regarding the design, implementation, and administration of our compensation plans. The Compensation Committee also meets in executive sessions without the presence of any executive officer whose compensation the Compensation Committee is scheduled to discuss.

Use of Compensation Consultants and Surveys in Determining Executive Compensation. The Compensation Committee’s charter gives it the authority to retain an independent outside executive compensation consulting firm to assist in evaluating policies and practices regarding executive compensation and provide objective advice regarding the competitive landscape. The Committee periodically obtains an asset management industry pay analysis prepared by McLagan or another compensation specialist focusing on the asset management industry. This analysis provides the Compensation Committee with a general overview of compensation trends in the asset management industry. The Compensation Committee does not define a specific peer group but, instead, takes a broad view of the analysis across our industry, including the types and amounts of compensation paid generally by the companies surveyed. The Compensation Committee does not set any compensation elements or levels based on targeting a certain percentile from the survey. The Compensation Committee sets compensation that it believes to be both competitive and based on the executive’s value to the Company and the analysis is just one of many factors that the Compensation Committee considers when determining executive compensation. Management and the Compensation Committee believe this broad view of the analysis is appropriate because we compete with both public and private asset management firms, regardless of their size, location, or scope of operations.

Elements of Compensation

Base Salary. Base salaries for our named executive officers are designed to compensate knowledge and experience and are intended to provide a fixed level of cash compensation that is appropriate given the executive’s role in the organization. Generally, base salaries are determined by: (i) scope of responsibility and complexity of position, (ii) performance history, (iii) tenure of service, (iv) internal equity within the Company’s salary structure, and (v) relative salaries of persons holding similar positions at other companies within the investment management industry. Based on these criteria, the Compensation Committee set Ms. Brilliant's base salary at $400,000 and Mr. Line's base salary at $250,000. Consistent with our desire to have the majority of total compensation paid to our named executive officers at risk in the form of incentive compensation, a significant majority of total compensation of our named executive officers was paid in the form of either cash bonuses and/or equity grants.

Annual Incentive Compensation. Under her employment agreement, Ms. Brilliant is entitled to receive an annual incentive award (“Incentive Award”) with a target fair market value equal to $1,750,000, and subject to a minimum annual incentive award of at least $600,000. The Incentive Award may be paid in cash, vested stock, or a combination of cash and vested stock as determined at the discretion of the Compensation Committee to ensure alignment with shareholders.

As part of Ms. Brilliant’s 2021 compensation, the Compensation Committee awarded to Ms. Brilliant a total Incentive Award of $2,300,000, of which $1,400,000 was a cash Incentive Award and $900,000 was a stock Incentive Award to compensate her for her strong performance and overall contributions to the Company during the year. The stock portion of Ms. Brilliant’s Incentive Award vested immediately upon grant and is not subject to any service-based or time-based conditions.

In determining the amounts and ratio of cash to stock for Ms. Brilliant’s annual incentive, the Compensation Committee considered the Company’s overall operating results for 2021, general industry compensation practices, and the target compensation levels detailed in Ms. Brilliant's employment agreement. The Compensation Committee believes that having discretion on the amount and composition of the Incentive Award (subject to the minimum) provides the Compensation Committee with the flexibility to consider all aspects of Ms. Brilliant’s performance and her contributions to the Company as CEO and President.

As part of Mr. Line’s 2021 compensation, the Compensation Committee also awarded a discretionary cash Incentive Award to Mr. Line of $750,000 to compensate him for his performance and overall contributions to the Company in fiscal year 2021. The Compensation Committee believes that a discretionary cash Incentive Award provided the Compensation Committee with the flexibility to consider all aspects of Mr. Line's performance and contributions to the Company. In determining the amount of Mr. Line's cash Incentive Award, the Compensation Committee considered the Company’s overall operating results for 2021, contributions by Mr. Line that were not reflected in our operating results, and general industry compensation practices.

Long-Term Equity Incentive Compensation. As part of Ms. Brilliant’s 2020 compensation, the Compensation Committee granted an LTI award (“LTI Award”) to Ms. Brilliant of $300,000 in recognition of her contributions to, and future impact on, the Company. This restricted stock award was granted on March 31, 2021 and is subject to a scheduled vesting of one-third per year on each April 1 from 2022 through 2024, and thus, none of this LTI Award has yet vested. The Compensation Committee believes offering annual LTI Awards with staged vesting strongly aligns Ms. Brilliant's long-term interests with the interests of the Company and its shareholders. As such, as part of Ms. Brilliant’s 2021 compensation, she received an LTI Award of $750,000 in February 2022 that will vest one-third each year over a three-year period.

As part of Mr. Line’s 2020 compensation, the Compensation Committee granted an LTI Award to Mr. Line of $250,000 in recognition of his contributions to, and future impact on, the Company. This restricted stock award was granted on March 31, 2021 and is subject to a scheduled vesting of one-third per year on each April 1 from 2022 through 2024, and thus, none of this LTI Award has yet vested. The Compensation Committee believes offering annual LTI Awards with staged vesting strongly aligns Mr. Line's long-term interests with the interests of the Company and its shareholders. As such, as part of Mr. Line’s 2021 compensation, he received an LTI award of $350,000 in February 2022 that will vest one-third each year over a three-year period.

Retirement Plan Benefits. We provide retirement benefits to our named executive officers through our 401(k) Plan. Each named executive officer is entitled to participate in the 401(k) Plan on the same terms and conditions as all other employees. The 401(k) Plan does not involve any guaranteed minimum or above-market returns, as plan returns depend on actual investment results.

Deferred Compensation Plans. We have two Deferred Compensation Plans: the Diamond Hill Fixed Term Deferred Compensation Plan and the Diamond Hill Variable Term Deferred Compensation Plan (together, the “Deferred Compensation Plans”). Each named executive officer is eligible to participate in one of the Deferred Compensation Plans, along with other employees of the Company. The terms and conditions of the Deferred Compensation Plans are described in more detail under the heading “Pension Plans and Non-Qualified Deferred Compensation” below.

Other Benefits and Perquisites. We do not provide supplemental retirement plan benefits to our named executive officers. As a general rule, we do not provide any perquisites or other personal benefits to our named executive officers that are not offered on an equal basis to all other employees. Our named executive officers are entitled to participate in benefit programs that entitle them to the same medical, dental, and short-term and long-term disability insurance coverage that are available to all employees.

Post-Employment Payments. Ms. Brilliant has an employment agreement, which provides for payments upon termination of employment. More information on Ms. Brilliant's employment agreement and termination payments thereunder is set forth under the heading "Employment Agreements and Change in Control Benefits".

Risks Related to Compensation Policies and Practices

As part of its oversight of our compensation program, the Compensation Committee considers how our current compensation programs, including the incentives created by compensation awards, affect the Company’s risk profile. In addition, the Compensation Committee reviews our compensation policies, and particularly the incentives that they create, to determine whether they encourage an appropriate level of risk-taking and do not present a significant risk to the Company. The Compensation Committee also considers risk mitigating factors, including but not limited to, the following:

•Our current compensation programs reward portfolio managers on trailing five-year investment performance in client accounts;
•Our portfolio managers have meaningful ownership in the strategies they manage;
•A portion of incentive compensation is in the form of long-term equity-based awards;
•The Compensation Committee's discretionary authority to adjust annual incentive awards for named executive officers;
•The Company's internal controls over financial reporting and other financial, operational and compliance policies and practices; and
•The consistency of base salaries with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

Based on this review, the Compensation Committee has concluded that our compensation policies and procedures are reasonably designed to not have a material adverse effect on the Company.

Compensation Recoupment and Restitution Policy

Upon the recommendation of the Compensation Committee, the Board has adopted a compensation recoupment and restitution policy that applies to all incentive compensation received by all employees, including our named executive officers. Under the policy, we may recover all or a portion of incentive compensation (or pay out additional incentive compensation) related to awards made after the adoption of the policy, in three general situations:

•If, due to error or malfeasance, the previously determined incentive pool, or an individual award, is either too large (or too small), then any overpayment made to an employee may, in the sole discretion of the Compensation Committee and the Board, be returned to the Company, or an additional payment may be made to an employee;
•If an employee engages in fraud or misconduct that contributes to the need for a financial restatement, or violates any law or regulation or any policy or procedure of the Company, then we may, in the sole discretion of the Compensation Committee and the Board, recoup all or a portion of the employee’s incentive compensation; and
•If the Compensation Committee determines that the Company's previously issued financial statements are restated as a result of error, omission, fraud, or non-compliance with financial reporting requirements, then we may recoup, in the sole discretion of the Compensation Committee and the Board, all or a portion of the employee’s incentive compensation.

The policy is intended to provide enhanced safeguards against certain types of employee misconduct and provide enhanced protection to, and alignment with, shareholders. These provisions are in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, each as amended.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for our named executive officers to further align their interests with those of our shareholders. The below table provides the target ownership level reflected in the guidelines and actual shares owned as of December 31, 2021. Each named executive officer currently holds shares well in excess of the amounts required under the guidelines.

Name	Title	Target Ownership Level	Target Number of Shares (1)	Number of Shares Owned (2)	Ownership Guideline Met
Heather E. Brilliant	CEO and President	5x Salary	10,297	31,193	Yes
Thomas E. Line	Chief Financial Officer	3x Salary	3,861	19,448	Yes
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(1)    Based on a per share price of $194.23, which was the closing price of our common shares on December 31, 2021, and the respective base salaries of our named executive officers as of that date.
(2)    Includes any unvested restricted stock and any shares held in the 401(k) Plan.

Summary Compensation Table

The following table sets forth the total compensation paid to, or earned by, our named executive officers for services rendered in the years indicated. Additional information on the elements of compensation included in the table below is available under the “Compensation Discussion and Analysis” section.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards		All Other Compensation(7)	Total
Heather E. Brilliant	2021	$400,000	$1,400,000	$1,200,000	(2)	$46,174	$3,046,174
Chief Executive Officer	2020	$400,000	$600,000	$1,000,000	(3)	$46,174	$2,046,174
and President	2019	$133,333	$230,000	$3,380,000	(4)	$1,020,656	$4,763,989

Thomas E. Line	2021	$250,000	$750,000	$250,000	(5)	$43,100	$1,293,100
Chief Financial Officer	2020	$250,000	$450,000	$—		$43,100	$743,100
and Treasurer	2019	$250,000	$250,000	$1,545,600	(6)	$43,100	$2,088,700
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(1)    The amount reported represents a discretionary cash bonus award. These awards were not based upon any pre-established performance goals.
(2)    The amount reported includes the grant date fair value of Ms. Brilliant's discretionary stock bonus award of $900,000, which immediately vested upon grant and without any resale restriction. The amount reported also includes the grant date fair value of Ms. Brilliant's LTI Award of restricted stock of $300,000, which was made as part of Ms. Brilliant's 2020 compensation determination, and was granted on March 31, 2021. The grant will vest over a three-year period beginning April 1, 2022. Neither of these grants were based upon any pre-established performance goals.
(3)    The amount reported includes the grant date fair value of Ms. Brilliant's discretionary stock bonus award of $1,000,000, which immediately vested upon grant and without any resale restriction. This grant was not based upon any pre-established performance goals.
(4)    The amount reported includes the grant date fair value of Ms. Brilliant's discretionary stock bonus award of $380,000, which immediately vested upon grant. The amount reported also includes the grant date fair value of $3,000,000 for Ms. Brilliant's initial equity award of 21,719 restricted shares, which were awarded to her in 2019 pursuant to her then-employment agreement. Subject to Ms. Brilliant's continued employment, these restricted shares will cliff vest on October 1, 2024. Neither of these grants were based upon any pre-established performance goals.
(5)    The amount reported includes the grant date fair value of Mr. Line's LTI Award of restricted stock of $250,000, which was made as part of Mr. Line's 2020 compensation determination, and was granted on March 31, 2021. The grant will vest over a three-year period beginning April 1, 2022. This grant was not based upon any pre-established performance goals.
(6)    The amount reported includes the grant date fair value of Mr. Line's discretionary stock bonus award of $300,000, which immediately vested upon grant. The amount reported also includes the grant date fair value of $1,245,600 for Mr. Line's discretionary grant of 8,000 restricted shares, which were awarded to him in 2019. Subject to Mr. Line's continued employment, these restricted shares will cliff vest on January 1, 2024. This grant was not based upon any pre-established performance goals.

(7)    The following types of compensation are included in the “All Other Compensation” column:

Name	Year	Contributions to 401k Plan(1)	Contributions to Health Savings Account(1)	Supplemental Payment(2)	Total
Heather E. Brilliant	2021	$41,429	$5,600	—	$47,029
	2020	$40,174	$5,600	—	$45,774
	2019	$18,769	$1,867	$1,000,000	$1,020,656
				—
Thomas E. Line	2021	$37,500	$5,600	—	$43,100
	2020	$37,500	$5,600	—	$43,100
	2019	$37,500	$5,600	—	$43,100
(1)    Company contributions to the 401(k) Plan and employee Health Savings Accounts are offered to all employees of the Company and its affiliates.
(2)    Represents an initial cash payment made pursuant to Ms. Brilliant's employment agreement and in conjunction with the commencement of her employment with the Company.

Pay Ratio Disclosure

The below table shows the ratio of the median annual total compensation of all Company employees (excluding the CEO) to the annual total compensation of the Company's CEO. In determining the median employee, a listing was prepared of all current employees as of December 31, 2021. To determine the median employee, we included 2021 base salary and incentive compensation (annualized for those employees that were not employed for the full year of 2021). Once the median employee was identified, for purposes of comparison to the CEO, we then calculated the compensation for that employee in the same manner as the Total Compensation shown for our CEO in the Summary Compensation Table.

Median Employee total annual compensation	$321,450
Heather E. Brilliant, CEO, total annual compensation	$3,046,174	(1)

Ratio of CEO to Median Employee Compensation	9.5 : 1
(1)    The compensation shown for the CEO reflects the total annual compensation for Ms. Brilliant for 2021 as shown in the Summary Compensation Table.

Voluntary Supplemental Pay Ratio Disclosure - GAAP Accounting
The compensation numbers presented in the below table use the actual compensation expense recorded by the Company on its financial statements contained in Form 10-K ("GAAP Accounting"). Under GAAP Accounting, in the below table, long-term restricted stock awards are amortized over the vesting period of the award, as opposed to the above table, which includes the entire grant date value in the year the award is granted. The below table shows the same median employee as the above table.

Median Employee total annual compensation (1)	$337,330
Heather E. Brilliant, CEO, total annual compensation (1)	$3,721,174

Ratio of CEO to Median Employee Compensation	11.0 : 1
(1)    The compensation shown above includes $16,000 and $675,000, respectively in GAAP Accounting compensation expense related to long-term restricted stock awards.

Grants of Plan-Based Awards for 2021

The following table sets forth information regarding the awards granted to each of the named executive officers during the year ended December 31, 2021 under the 2014 Plan.

Name	Grant Date	Compensation Committee Action Date(2)	# of Shares	Grant Date Fair Value of Stock Award
Heather E. Brilliant (1)	03/31/2021	01/27/2021	1,923	300,000
	02/11/2021	01/27/2021	6,947	1,000,000
Thomas E. Line (1)	03/31/2021	01/27/2021	1,603	250,000
____________________
(1)     The Compensation Committee granted the above awards to Ms. Brilliant and Mr. Line pursuant to the 2014 Plan. These awards are intended to represent a portion of their total compensation. The shares granted to Ms. Brilliant on February 11, 2021 were fully vested upon issuance. The shares granted to Ms. Brilliant and Mr. Line on March 31, 2021 were unvested and will vest over a three-year period beginning on April 1, 2022.
(2)    The Compensation Committee Action Date represents the date on which the Compensation Committee authorized the award.

Outstanding Equity Awards at December 31, 2021

The following table summarizes all outstanding equity awards held by our named executive officers as of December 31, 2021.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares That have Not Vested (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(2)
Heather E. Brilliant	23,642	$4,591,986
Thomas E. Line	9,603	$1,865,191
_______________
(1)    These shares represent grants of restricted shares to Ms. Brilliant and Mr. Line pursuant to the 2014 Plan. Subject to their continued employment with the Company: (a) 21,719 of Ms. Brilliant’s restricted shares will vest on October 1, 2024, (b) 8,000 of Mr. Line’s restricted shares will vest on January 1, 2024, and (c) 1,923 of Ms. Brilliant’s restricted shares and 1,603 of Mr. Line’s restricted shares granted under the LTI program will vest over a three-year period with 34% vesting on April 1, 2022, 33% vesting on April 1, 2023, and 33% vesting on April 1, 2024.
(2)    The amount in this column represents the value of the awards shown, calculated as the product of the number of restricted shares underlying the award multiplied by $194.23, the closing market price of our common shares as of December 31, 2021.

Option Exercises and Stock Vested for 2021

No options have been granted to the named executive officers pursuant to the 2014 Plan. The following table sets forth information with respect to stock awards held by our named executive officers that vested in 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Heather E. Brilliant (1)	6,947	$1,000,000
Thomas E. Line	—	$—
(1)    These shares relate to the discretionary vested stock bonus that the Compensation Committee granted to Ms. Brilliant on February 11, 2021.

Pension Plans and Non-Qualified Deferred Compensation

We do not maintain any pension plans for named executive officers or other employees. We offer to our named executive officers and all other employees the opportunity to participate in one of the two Deferred Compensation Plans.

Deferrals of Incentive Compensation.

Pursuant to the Deferred Compensation Plans, participants may elect to defer up to 50% of the vested stock portion of their annual incentive compensation and up to 100% of the cash portion of their annual incentive compensation for a plan year (the calendar year). Generally, the participant must submit a deferral election by December 31 of the year before the services are to be performed. After the applicable deadline, a deferral election is irrevocable for that plan year, except under circumstances set forth in the Deferred Compensation Plans.

None of the named executive officers contributed to the Deferred Compensation Plans, and none had a balance under such plans as of December 31, 2021.
Employment Agreements and Change in Control Benefits

We currently have an employment agreement with Ms. Brilliant. A description of the agreement is set forth below. We are not a party to an employment agreement with any other employee and are not obligated to provide change in control benefits to any employee other than Ms. Brilliant.

On October 26, 2021 (the “Effective Date”), we entered into a new employment agreement with Ms. Brilliant to align Ms. Brilliant’s compensation more closely with the Company’s employee compensation program changes that were approved in 2020. The agreement will expire on December 31, 2026, but will automatically renew for one-year periods unless the Company or Ms. Brilliant provides advance notice that it will not be renewed. The agreement superseded and replaced the employment agreement entered into between the Company and Ms. Brilliant dated July 5, 2019 (the "Initial Agreement").

The agreement provides for an annual base salary of $400,000, which may be increased (but not reduced) by the Board annually. Ms. Brilliant also receives reimbursement for certain travel and other expenses, insurance, and fringe benefits at the levels available to all the Company’s employees. As long as she remains employed with the Company, Ms. Brilliant will be eligible to receive: (i) an annual Incentive Award, with a target fair market value equal to $1,750,000, and a minimum of at least $600,000, and (ii) an annual LTI Award with a target fair market value equal to $600,000 for each calendar year prior to the full vesting of the initial five-year cliff-vested award of restricted stock on October 1, 2024 that was granted to Ms. Brilliant under the Initial Agreement (“Initial Equity Award”) and a target annual LTI Award of $1,200,000 thereafter. The Board retains complete flexibility to pay meaningfully more or less than these target amounts.

The Incentive Awards and LTI Awards will be determined based upon Ms. Brilliant’s satisfaction of certain performance criteria established by the Board and eligibility requirements under the Company’s Equity and Cash Incentive Plan in effect at that time. The Incentive Awards will also be subject to the Company’s performance during the relevant calendar year. Any such Incentive Award may be paid in cash, Company stock, or a combination thereof, except that at least 40% of any Incentive Award must be paid in cash. The agreement also contains customary non-competition, non-solicitation, confidentiality, and non-disparagement covenants that apply during the term of the agreement and for one year following termination of Ms. Brilliant’s employment with the Company.

If we terminate Ms. Brilliant’s employment without "Cause" (as defined in the agreement), she would be entitled to the following payments, which are quantified to reflect the amounts she would have received had her employment been terminated at December 31, 2021:

1.Her accrued but unpaid base salary and vacation and unreimbursed business expenses as of the date of termination ($0 at December 31, 2021);
2.Payments, if any, under other benefit plans and programs in effect at the time ($0 at December 31, 2021; we have no benefit plans that would result in payments upon termination);
3.Any Incentive Award for a completed year that has not yet been paid as of the date of termination ($2,300,000 at December 31, 2021);
4.A single lump sum payment equal to her base salary in effect at the date of termination ($400,000 at December 31, 2021);
5.A pro-rated single lump sum payment based upon the amount of the Incentive Award made to Ms. Brilliant for the calendar year preceding termination of employment ($1,600,000 at December 31, 2021); and
6.A single lump sum payment equal to the fair market value of the portion of any LTI Award that would have vested for the calendar year in which termination of employment occurs ($0 at December 31, 2021).

Ms. Brilliant may terminate her employment for “Good Reason” (as defined in the agreement), which generally includes reduction of her annual base salary, requiring her to relocate her principal place of business to a location more than 50 miles from its current location, assignment to her of duties inconsistent with her position and authority, a requirement that she no longer report directly to the Board, or a breach by the Company of the agreement. If she terminates her employment for Good Reason, Ms. Brilliant is entitled to all of the payments described in numbers 1 through 6 above.

If Ms. Brilliant terminates the employment agreement voluntarily other than for Good Reason or we terminate Ms. Brilliant for “Cause” (as defined in Ms. Brilliant’s employment agreement), she will be entitled to receive the payments set forth in numbers 1 and 2 above. If the employment agreement expires in accordance with its terms, Ms. Brilliant will be entitled to receive the payments set forth in numbers 1 through 3 above.

If Ms. Brilliant’s employment terminates due to her death, she or her estate, as applicable, will be entitled to receive: (i) the payments set forth in numbers 1 through 3 above, and (ii) any LTI Award and Initial Equity Award for a completed year that has been granted but not yet vested ($0 at December 31, 2021), which grant shall then vest in accordance with the terms of the relevant compensation plan or award agreement, as applicable. Under the agreement, “Cause” generally includes material violations of our employment policies, conviction of crime involving moral turpitude, violations of securities or investment adviser laws, causing the Company to violate a law which may result in penalties exceeding $250,000, materially breaching the agreement, or fraud, willful misconduct, or gross negligence in carrying out her duties.

In the event of Ms. Brilliant’s permanent disability (as defined in the agreement), she will be entitled to receive the payments set forth in numbers 1 through 3 above.

In the event that a “Change in Control” (as defined in the agreement) occurs and, within six months prior or 24 months following such Change in Control, Ms. Brilliant's employment is terminated by the Company or its successor without Cause, or Ms. Brilliant terminates her employment for Good Reason, she will be entitled to the following payments from the Company or its successor, in addition to the applicable payments set forth in numbers 1 through 3 above:

•A single lump sum payment equal to the greater of: (1) her base salary in effect at termination of employment; or (2) the base salary paid to her for the most recently completed calendar year ($400,000 at December 31, 2021);
•A single lump sum payment equal to her Incentive Award for the calendar year preceding termination of employment ($1,600,000 at December 31, 2021);
•A pro-rated single lump-sum payment equal to the target annual Incentive Award for the calendar year in which the termination of employment occurs ($1,750,000 at December 31, 2021);
•Full vesting of her previously granted LTI Award of 1,923 shares, to the extent not previously vested in a Change in Control transaction ($373,504 at December 31, 2021); and
•Full vesting of her Initial Equity Award of 21,719 shares, to the extent not previously vested in a Change in Control transaction ($4,218,481 at December 31, 2021).

Compensation Committee Report

The Board’s Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement as required by Item 402(b) of Regulation S-K with management. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Submitted by the Compensation Committee of the Board of Directors:

Richard S. Cooley
Randolph J. Fortener
James F. Laird
Paula R. Meyer
Nicole R. St. Pierre, Chair
L'Quentus Thomas

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements. To carry out this responsibility, the Committee engages in an evaluation of the independent registered public accounting firm's qualifications, performance, and independence. The Committee also periodically considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has reappointed KPMG to serve as our independent registered public accounting firm for fiscal year 2022. KPMG was first appointed to serve as our independent registered public accounting firm on October 24, 2012, and served as our independent registered public accounting firm for fiscal 2021.

The Audit Committee and the Board believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interests of the Company and our shareholders, and we are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm for fiscal year 2022.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022.

If Proposal 2 is not approved, the Audit Committee will reconsider the appointment of KPMG as our independent registered public accounting firm for fiscal year 2022, and may or may not make any changes to such appointment.

Fees Charged by the Independent Registered Public Accounting Firm

The following table summarizes the fees billed by KPMG for services rendered to the Company and its subsidiaries during 2021 and 2020.

	Year Ended	Year Ended
	12/31/2021	12/31/2020
Audit Fees(1)	$245,000	$235,000
Audit-Related Fees	—	—
Tax Fees (2)	52,885	51,360
All Other Fees	—	—
Total Fees	$297,885	$286,360
____________________
(1)    Audit Fees include professional services rendered for the audit of annual financial statements, reviews of quarterly financial statements, issuance of consents, and assistance with review of other documents filed with the SEC.
(2)    Tax Fees include professional services rendered for tax preparation and compliance.

Pre-approval by Audit Committee

The Audit Committee has adopted policies and procedures which set forth the manner in which the committee will review and approve all audit and non-audit services to be provided by the independent registered public accounting firm (the “Services”) to ensure that the provision of the Services does not impair the firm’s independence. The pre-approval policies and procedures are as follows:

•The Audit Committee has established a pre-approval fee cap of $25,000, under which any Services in excess of the $25,000 fee cap must be submitted to the Audit Committee for review and pre-approval, and any Services less than the $25,000 fee cap must be approved by the CFO and then reported to the Audit Committee at its next regularly scheduled meeting; and

•Pre-approval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.

All of the services related to audit-related fees, tax fees, or all other fees described above were pre-approved by the Audit Committee.

Audit Committee Report

During 2021, the Audit Committee was comprised of six independent directors operating under a written charter adopted by the Board, the most current version of which is available on our website, ir.diamond-hill.com, under “Corporate Governance”. Annually, the Audit Committee engages the Company’s independent registered public accounting firm. KPMG served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2021.

Management is responsible for preparation of the Company’s financial statements and for designing and maintaining the Company’s systems of internal controls and financial reporting processes. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing reports on the Company’s financial statements and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to provide independent, objective oversight of these processes.

Pursuant to this responsibility, the Audit Committee met and held discussions with management and KPMG regarding the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2021. The Audit Committee reviewed the audit plan and scope with KPMG and discussed with KPMG the applicable requirements of the PCAOB and the SEC. The Audit Committee also met with KPMG without management present to discuss the results of their audit work, their evaluation of the Company’s system of internal controls and the quality of the Company’s financial reporting.

The Committee also discussed with KPMG its independence from management and the Company, and received its written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.

Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2021, were prepared in accordance with United States generally accepted accounting principles. Based on the Audit Committee’s discussions with management and KPMG and its review of KPMG’s report to the Audit Committee, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Richard S. Cooley, Chair
Randolph J. Fortener
James F. Laird
Paula R. Meyer
Nicole R. St. Pierre
L'Quentus Thomas

PROPOSAL 3 - ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
As described in the section entitled, “Executive Officers and Compensation Information”, we believe that executive compensation should be linked with the Company’s performance and significantly aligned with the interests of the Company’s shareholders. In addition, our executive compensation program is designed to allow us to retain, and recognize the contributions of, employees who play a significant role in our current and future success. We urge you to read the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure for a detailed description of the fiscal year 2021 compensation of our named executive officers.
The vote on this resolution is not intended to address any specific element of compensation. Rather, the advisory vote relates to the overall compensation of our named executive officers. This vote is advisory, and therefore, not binding on the Company. However, the Board and the Compensation Committee will review the voting results and will take into account the outcome of the vote when determining future compensation for the Company’s named executive officers.
Accordingly, we ask our shareholders to vote on the following resolution:
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K.

PROPOSAL 4 - APPROVAL AND ADOPTION OF THE DIAMOND HILL INVESTMENT GROUP, INC. 2022 EQUITY AND CASH INCENTIVE PLAN
Summary of the 2022 Equity and Cash Incentive Plan

The following is a summary of the material terms of the Diamond Hill Investment Group, Inc. 2022 Equity and Cash Incentive Plan ("2022 Plan"), which summary is qualified in its entirety by reference to the 2022 Plan, the complete text of which is attached to this Proxy Statement as Appendix A. We urge you to read the 2022 Plan.

Purpose. The purpose of the 2022 Plan is to promote the Company’s long-term financial success and increase shareholder value by motivating performance through incentive compensation. The 2022 Plan also is intended to encourage participants to acquire ownership interests in the Company, attract and retain talented employees and directors, and enable participants to participate in the Company’s long-term growth and financial success.

Effect on Other Plans. The 2022 Plan will replace the Company’s existing equity-based incentive plan (the “2014 Plan”). As of March 1, 2022, under the 2014 Plan, zero shares were subject to outstanding stock options, 263,537X shares of restricted stock were outstanding, and 111,550 shares remained available for new award grants. If the 2022 Plan is approved, the 263,537 shares of restricted stock outstanding will continue to vest according to the award agreements. The 111,550 shares that have not yet been awarded under the 2014 Plan will no longer be available. All future awards will be made under the 2022 Plan and no additional awards will be made under the 2014 Plan.

Administration. The Compensation Committee will administer the 2022 Plan and will have full power and authority to:

•Interpret the 2022 Plan and any award agreement issued thereunder;
•Establish, amend, and rescind any rules and regulations relating to the 2022 Plan;
•Select participants;
•Establish the terms and conditions of any award consistent with the terms and conditions of the 2022 Plan, including when the award may vest and, if applicable, exercised, the acceleration of any such dates, and the expiration of the award; and
•Make any other determinations that it deems necessary or desirable for the administration of the 2022 Plan.

To the extent permitted by law, the Compensation Committee may delegate: (1) any ministerial duties associated with awards made to directors and executive officers under the 2022 Plan, and (2) any and all duties associated with the granting of awards made to non-directors and employees who are not executive officers to management.

Eligibility. The Compensation Committee may select any employees of the Company and its affiliates and any non-employee directors to receive awards under the 2022 Plan. As of March 1, 2022, there were six non-employee directors of the Company and 125 employees of the Company and its affiliates who are eligible to receive awards under the 2022 Plan.

Types of Awards

In General. When an award is granted under the 2022 Plan, the Compensation Committee will establish the terms and conditions of that award. These terms and conditions will be contained in an award agreement.

Stock Options. A stock option gives a participant the right to acquire a specified number of shares at an exercise price determined at the time of grant. Stock options may be granted as “incentive stock options” or “nonqualified stock options”. The exercise price of a stock option must be at least equal to the fair market value of a share (i.e., the closing price of the Company’s shares on NASDAQ) on the date the stock option is granted. The exercise price of a stock option may be paid in any method approved by the Compensation Committee, including in cash, by tendering previously-acquired shares, by a cashless exercise, any combination of the foregoing, or any other method approved by the Compensation Committee. The Compensation Committee will determine the term of the stock option (which may not exceed ten years), the vesting conditions and any other terms and conditions of the stock option, all of which will be stated in the award agreement. Incentive stock options may only be granted to employees and must comply with other requirements, including those contained in Section 422 of the Code.

Stock Appreciation Rights. A stock appreciation right gives the participant a right to receive the difference between the fair market value of a share on the date of exercise over the exercise price of the stock appreciation right. The exercise price of any stock appreciation right will be at least equal to the fair market value of a share on the date the stock appreciation right is granted. The Compensation Committee will determine the term of the stock appreciation right (which may not exceed ten years), the vesting conditions, and any other terms and conditions of the stock appreciation right, all of which will be stated in the related award agreement.

Restricted Stock. Restricted stock consists of a number of shares granted to a participant subject to limitations on transferability and a risk of forfeiture if certain terms and conditions are not met. These restrictions may include time- or performance-based restrictions, as determined by the Compensation Committee and stated in the related award agreement. Unless otherwise provided in the award agreement, a participant who has been granted restricted stock will have the right to vote the restricted stock during the restriction period and receive dividends.

Other Stock-Based Awards. Other stock-based awards are awards valued in whole or in part by reference to, or otherwise based on, the fair market value of a share. Other stock-based awards may include unrestricted shares and stock units, which are notional shares that entitle the participant to receive the value of a share if certain terms and conditions are satisfied. These terms and conditions (if any) may include time- or performance-based terms and conditions, as determined by the Compensation Committee and stated in the related award agreement. Other stock-based awards may be granted with rights to receive dividends paid on the shares to which the award relates; provided, that, the right to receive such dividends will be subject to the same limitations as the award to which they relate.

Cash-Based Awards. Long-term cash awards represent the right to receive a cash payment if certain terms and conditions are satisfied. These terms and conditions may include time- or performance-based terms and conditions, as determined by the Compensation Committee and stated in the related award agreement.

Performance-Based Awards. Awards granted under the 2022 Plan may be granted subject to satisfaction or attainment of performance criteria. For employees, the Compensation Committee may select any performance criteria it deems appropriate.

Different performance criteria may be applied to individual participants or to groups of participants and may be based on the results achieved individually or collectively by the Company, by any related entity, or by any combination of our segments, products, divisions, or related entities. In addition, performance objectives may be measured on an absolute or cumulative basis or measured relative to selected peer companies or a market index.

The Compensation Committee may issue a performance-based award to any participant.

Shares Available for Awards

Share Pool. Subject to the adjustments discussed below, the aggregate number of shares available for the grant of awards under the 2022 Plan will be 300,000. Shares issued under the 2022 Plan may consist of treasury shares, authorized but unissued shares, or shares purchased on the open market.

Share Usage. When an award is granted, the number of shares available for issuance under the 2022 Plan will be reduced by the number of shares subject to such award. Notwithstanding the reduction described in the preceding sentence, the following shares may be again available for issuance as awards:

•Shares covered by an award that expires or is forfeited, cancelled, surrendered, or otherwise terminated without the issuance of shares;
•Shares covered by an award that is settled in cash or for less than the full number of shares subject to the award; and
•Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become participants in the 2022 Plan as the result of a merger, consolidation, acquisition, or other corporate transaction involving such company and the Company or any of its affiliates.

Adjustments. In the event of any share dividend, share split, recapitalization, merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares, or any other change affecting the shares, the Compensation Committee will make such substitutions and adjustments as it deems equitable and appropriate to the aggregate number of shares that it may issue under the 2022 Plan, any share-based limits imposed under the 2022 Plan and the exercise price, number of shares and other terms or limitations applicable to outstanding awards.

Share Price. On March 1, 2022, the closing price of the Company’s shares on NASDAQ was $197.10.

Effect of Termination of Employment or Service

Death; Disability or Retirement. Except as otherwise specified in the related award agreement, in the event of a participant’s death, disability, and/or retirement (as such terms are defined in the 2022 Plan): (1) all exercisable awards may be exercised for the remainder of the term of such award; provided, however, that any incentive stock option that is not exercised within twelve (12) months following the participant’s death, disability, and/or retirement will be treated as a nonqualified stock option; (2) a pro rata portion of all unvested awards shall vest, as determined by the Committee in its sole discretion, based on the amount of time elapsed during the vesting period prior to the date of death, disability, and/or retirement, or the attainment of the performance criteria over the portion of the performance period elapsed as of the date of death, disability or retirement; and (3) all awards that do not vest as described in (1) and (2), above, shall terminate and be forfeited as of the date of death, disability or retirement.

Termination for Cause. Except as otherwise specified in the related award agreement, if a participant is terminated for Cause (as such term is defined in the 2022 Plan), all awards, whether or not vested and/or exercisable, shall terminate and be forfeited as of the date of termination.

Other Terminations. Except as otherwise specified in the related award agreement, if a participant terminates for any other reason: (1) all exercisable awards may be exercised for the remainder of the term of such award; provided, however, that any incentive stock option that is not exercised within three months following the participant’s termination will be treated as a nonqualified stock option; and (2) all unvested awards shall terminate and be forfeited as of the date of termination.

Change in Control

Except as otherwise provided in the related award agreement, in the event of a change in control (as such term is defined in the 2022 Plan), all outstanding awards shall become immediately vested and exercisable, and the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any such awards, including, without limitation: (1) the payment of a cash amount in exchange for the cancellation of an award, and/or (2) the issuance of substitute awards that substantially preserve the value, rights and benefits of any awards affected by the change in control.

Other Terms and Conditions

Transferability. Except as otherwise provided in a related award agreement, a participant may not sell, transfer, pledge, or assign an award, except by will or the laws of descent and distribution. In no event may an award be transferred for value. During a participant’s lifetime, only the participant or their guardian or legal representative may exercise an award.

No Rights as a Shareholder. Except as otherwise provided in the 2022 Plan or in a related award agreement, a participant will not have any rights as a shareholder with respect to shares covered by an award unless and until the participant becomes the record holder of such shares.

Repricing. Except for adjustments due to recapitalization, etc. as discussed above, the 2022 Plan expressly prohibits the Board or Compensation Committee from amending the terms of an outstanding award to reduce the exercise price of an outstanding stock option or stock appreciation right or cancel an outstanding stock option or stock appreciation right in exchange for cash or other awards (including stock options or stock appreciation rights) having an exercise price less than the exercise price of the original stock option or stock appreciation right, without shareholder approval.

Effective Date and Term. The 2022 Plan will become effective upon its approval by the shareholders and, unless earlier terminated, will continue until the tenth anniversary of the date of its approval by the shareholders (except that the Compensation Committee may not grant any incentive stock options after February 24, 2032, the tenth anniversary of the date the 2022 Plan was approved by the Board).

Amendment or Termination

The Board or Compensation Committee may amend or terminate the 2022 Plan at any time, except that no amendment or termination may be made without shareholder approval if the amendment materially increases the benefits accruing to participants, the amendment materially increases the aggregate number of shares authorized for grant under the 2022 Plan (except for adjustments due to recapitalization, etc. as discussed above), the amendment materially modifies the eligibility requirements for participation, or shareholder approval is required by any applicable law, regulation, or stock exchange rule.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences relating to participation in the 2022 Plan. This summary is based on U.S. federal tax laws and Treasury Regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal income tax laws. In addition, this summary does not constitute tax advice or describe federal employment, state, local or foreign tax consequences. Each participant should consult with their tax advisor concerning the U.S. federal income tax and other tax consequences of participating in the 2022 Plan.

Incentive Stock Options. Incentive stock options are intended to qualify for special treatment available under Section 422 of the Code. A participant will not recognize taxable income when an incentive stock option is granted and the Company will not receive a deduction at that time. A participant will not recognize ordinary income upon the exercise of an incentive stock option provided that the participant was, without a break in service, an employee of the Company or an affiliate during the period beginning on the grant date of the incentive stock option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant’s employment is terminated due to disability).

If the participant does not sell or otherwise dispose of the shares acquired upon the exercise of an incentive stock option within two years from the grant date of the incentive stock option or within one year after the participant receives the shares, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the participant as a capital gain, and the Company will not be entitled to a corresponding deduction. The participant generally will recognize a capital loss to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant generally will recognize ordinary income at the time of the disposition of the shares in an amount equal to the lesser of: (1) the excess of the fair market value of the shares on the date of exercise over the exercise price, and (2) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and the Company will be entitled to a corresponding deduction. Any amount realized in excess of the value of the shares on the date of exercise will be capital gain. If the amount realized is less than the exercise price, the participant generally will recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

The rules that generally apply to incentive stock options do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from incentive stock options.

Nonqualified Stock Options. A participant will not recognize any income when a nonqualified stock option is granted, and the Company will not receive a deduction at that time. However, when a nonqualified stock option is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares that the participant purchased on the date of exercise over the exercise price. If a participant uses shares or a combination of shares and cash to pay the exercise price of a nonqualified stock option, the participant will recognize ordinary income equal to the value of the excess of the number of shares that the participant purchases over the number of shares that the participant surrenders, less any cash the participant uses to pay the exercise price. When a nonqualified stock option is exercised, the Company will be entitled to a deduction equal to the ordinary income that the participant recognizes.

Stock Appreciation Rights. A participant will not recognize taxable income when a stock appreciation right is granted, and the Company will not receive a deduction at that time. When a stock appreciation right is exercised, a participant will recognize ordinary income equal to the excess of the cash and/or the fair market value of the shares the participant receives over the aggregate exercise price of the stock appreciation right, if any, and the Company will be entitled to a corresponding deduction.

Restricted Stock. Unless a participant makes an election under Section 83(b) of the Code (a “Section 83(b) Election”), the participant generally will not recognize taxable income when restricted stock is granted, and the Company will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the restricted stock vests (i.e., when the underlying shares are either freely transferable or not subject to a substantial risk of forfeiture) equal to the fair market value of the shares that the participant receives when the terms, conditions and restrictions have been met, less any consideration paid for the restricted stock, and the Company generally will be entitled to a deduction equal to the ordinary income that the participant recognizes.

If a participant makes a Section 83(b) Election, the participant will recognize ordinary income on the grant date equal to the fair market value of the shares subject to the restricted stock award on the grant date, and the Company will be entitled to a deduction equal to the ordinary income that the participant recognizes at that time. The participant will not recognize income when (and if) the restricted stock vests.

Other Stock-Based Awards. Generally, a participant will not recognize taxable income when another stock-based award is granted, and the Company will not receive a deduction at that time. However, upon the settlement of another stock-based award, the participant will recognize ordinary income equal to the cash and/or fair market value of the shares that the participant receives, less the aggregate exercise price of the other stock-based award, if any. The Company generally will be entitled to a deduction equal to the ordinary income that the participant recognizes.

Cash Awards. A participant will not recognize taxable income at the time a cash award is granted, and the Company will not be entitled to a deduction at that time. In general, a participant will recognize ordinary income when the cash award is settled equal to the amount of the cash received, and the Company will be entitled to a corresponding deduction.

Sections 280G and 4999 of the Code. Sections 280G and 4999 of the Code impose penalties on “excess parachute payments”. An excess parachute payment occurs when payments are made to a “disqualified individual” (as defined under Section 280G of the Code) in connection with a change in control in an amount equal to or greater than three times the disqualified individual’s taxable compensation averaged over the five calendar years ending before the change in control (or over the entire period of employment if the participant has been employed less than five calendar years). This average is called the “base amount”. The excess parachute payment is the amount by which the payments exceed the participant’s base amount.

Excess parachute payments subject the disqualified individual to a 20% excise tax. This tax is in addition to other federal, state and local income, wage and employment taxes. The Company may not deduct the amount of any excess parachute payment. Generally, any payments under the 2022 Plan that may be subject to the loss of deduction or excise tax imposed by Sections 280G or 4999 of the Code are reduced to the maximum amount that can be paid without resulting in a loss of deduction or the imposition of an excise tax.

Section 409A of the Code. Section 409A of the Code imposes rules for amounts deferred under nonqualified deferred compensation plans. Section 409A includes a broad definition of "nonqualified deferred compensation plans", which may extend to various types of awards granted under the 2022 Plan. The proceeds of any award that is subject to Section 409A are subject to a 20% excise tax if those proceeds are distributed before the recipient separates from service with the Company or before the occurrence of other specified events, such as death, disability, or a change in control, all as defined in Section 409A. The 2022 Plan has been drafted to comply with Section 409A of the Code. The 2022 Plan is intended to comply with the requirements of Section 409A of the Code and the Compensation Committee intends to administer the 2022 Plan to minimize the impact of Section 409A of the Code.

New Plan Benefits

There have been no grants authorized by the Compensation Committee under the 2022 Plan to date. Because awards under the 2022 Plan will be discretionary, no awards are determinable at this time.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE DIAMOND HILL INVESTMENT GROUP, INC. 2022 EQUITY AND CASH INCENTIVE PLAN.

ADDITIONAL INFORMATION

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Given the Company’s relatively small size, limited number of record shareholders, and the Board’s consistent practice of being open to receiving direct communications from shareholders, the Board believes that it is not necessary to implement, and we do not have, a formal process for shareholders to send communications to the Board. Our practice is to forward any communication addressed to the full Board, to the Board Chair; addressed to a group of directors, to a member of the group; or addressed to an individual director, to that person.

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with SEC rules and our Code of Regulations (the "Regulations"). Should a shareholder wish to have a proposal appear in the proxy statement for next year’s annual meeting, under applicable SEC rules, the proposal must be received by the Company’s Secretary on or before November 11, 2022, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. The Company will not be required to include in its proxy statement a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC rules.

Our Regulations govern the submission of director nominations and other business proposals that a shareholder wishes to have considered at an annual meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our Regulations, director nominations or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of the Company not later than the close of business on January 27, 2023 and not earlier than December 28, 2022. To be eligible for consideration at an annual meeting of shareholders, a shareholder's proposal and notice thereof must otherwise comply with the procedures and requirements of our Regulations.

These advance notice provisions in our Regulations are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice provisions in our Regulations, subject to applicable SEC rules. A copy of our Regulations may be obtained from Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215 or by phone at (614) 255-3333.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports, proxy statements, proxy statements combined with a prospectus, or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding”, generally permits the Company to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if the Company believes such shareholders are members of the same family, unless the shareholder(s) have opted out of the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces expenses. The Company has instituted householding. If: (i) you wish to receive separate annual reports or proxy statements, either this year or in the future, or (ii) members of your household receive multiple copies of the annual report and proxy statement and you wish to request householding, you may contact the Company’s transfer agent, Equiniti Trust Company at P.O. Box 64874, St. Paul, Minnesota 55164-0874, or by phone at (800) 401-1957, or write to Carlotta D. King, Secretary, at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, or by phone at (614) 255-3333.

In addition, many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which our shares are beneficially owned, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or Annual Report on Form 10-K or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER BUSINESS

The Board knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote on such matters in accordance with their best judgment.

We appreciate your prompt completion, execution, and delivery of your proxy card or your submission of voting instructions electronically over the Internet or by telephone. Whether or not you expect to attend the Annual Meeting, please complete and sign the proxy card and return it in the enclosed envelope, or vote your proxy electronically via the Internet or telephonically.

By Order of the Board of Directors
                            Carlotta D. King
                            Secretary

APPENDIX A - 2022 EQUITY AND CASH INCENTIVE PLAN

DIAMOND HILL INVESTMENT GROUP, INC.
2022 EQUITY AND CASH INCENTIVE PLAN

The purpose of the Plan is to promote the Company’s long-term financial success and increase shareholder value by motivating performance through incentive compensation. The Plan also is intended to encourage Participants to acquire ownership interests in the Company, attract and retain talented employees and directors, and enable Participants to participate in the Company’s long-term growth and financial success.

ARTICLE I
DEFINITIONS

When used in the Plan, the following capitalized words, terms and phrases shall have the meanings set forth in this Article I. For purposes of the Plan, the form of any word, term, or phrase shall include any and all of its other forms and the terms “including” and “include” shall in all cases mean “including, without limitation” and “include, without limitation”, respectively.

1.1    “Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

1.2    “Affiliate” shall mean any entity with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code, but modified as permitted under Treasury Regulations promulgated under any Code section relevant to the purpose for which the definition is applied.

1.3    “Award” shall mean any Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award, or Cash-Based Award granted pursuant to the Plan.

1.4    “Award Agreement” shall mean any written or electronic agreement, notice, or instrument (in such form as approved by the Committee) evidencing an Award. If there is a conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall govern.

1.5    “Board” shall mean the Board of Directors of the Company.

1.6    “Cash-Based Award” shall mean a long-term Award granted pursuant to Article IX of the Plan.

1.7    “Cause” shall mean, unless otherwise provided in the related Award Agreement or in any employment agreement between the Participant and the Company or any Affiliate or in any other agreement between the Participant and the Company or any Affiliate, a Participant’s: (a) willful and continued failure to substantially perform the Participant’s assigned duties; (b) gross misconduct; (c) breach of any term of any agreement with the Company or any Affiliate, including the Plan and any Award Agreement; (d) conviction of (or plea of no contest or nolo contendere to): (i) a felony or a misdemeanor that originally was charged as a felony but which was subsequently reduced to a misdemeanor through negotiation with the charging entity, or (ii) a crime other than a felony, which involves a breach of trust or fiduciary duty owed to the Company, any Affiliate, or any client of the Company or any Affiliate; or (e) violation of the Company’s code of conduct, Code of Ethics, Insider Trading Policy or any other policy of the Company or any Affiliate that applies to the Participant. Notwithstanding the foregoing, “Cause” will not arise solely because the Participant is absent from active employment during periods of vacation, consistent with the Company’s applicable vacation policy, or other period of absence approved by the Company.

1.8    “Change in Control” shall mean, unless otherwise provided in any employment agreement between the Participant and the Company or any Affiliate or in any other agreement between the Participant and the Company or any Affiliate, the occurrence of any of the following:

(a)    Any transaction or series of transactions, whereby any person (as that term is used in Section 13 and 14(d)(2) of the Act), is or becomes the beneficial owner (as that term is used in Section 13(d) of the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; provided, that for purposes of this paragraph, the term “person” will exclude: (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership in the Company, and (iii) any venture capital firm or other investor in securities of the Company that first purchases any such securities within the thirty (30) day period following the effective date of the Plan;

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(b)    Any merger, consolidation, other corporate reorganization, or liquidation of the Company in which the Company is not the continuing or surviving corporation or entity or pursuant to which Shares would be converted into cash, securities, or other property, other than: (i) a merger or consolidation with a wholly-owned subsidiary, (ii) a reincorporation of the Company in a different jurisdiction, or (iii) any other transaction in which there is no substantial change in the stockholders of the Company;

(c)    Any merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization;

(d)    The sale, transfer, or other disposition of all or substantially all of the assets of the Company in one transaction or a series of transactions; or

(e)    A change or series of related or unrelated changes in the composition of the Board, during any twenty-four (24) month period beginning on the first anniversary of the effective date of the Plan, as a result of which fewer than fifty percent (50%) of the incumbent directors are directors who either (i) were Original Directors, or (ii) were elected, or nominated for election, to the Board with the affirmative votes of a least a majority of the aggregate of the Original Directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved.

Notwithstanding the foregoing, the following transactions will not constitute a “Change in Control”: (i) any transaction the sole purpose of which is to change the state of incorporation of the Company or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (ii) with respect to any Award that is subject to Section 409A of the Code and for which no exception applies, any transaction or event described above that does not also constitute a “change in control event” within the meaning of Section 409A of the Code.

1.9    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. Where appropriate, a reference to the Code shall also include the applicable Treasury Regulations and other official guidance promulgated thereunder.

1.10    “Committee” shall mean the Compensation Committee of the Board, which will be comprised of at least: (a) two (2) directors, each of whom is a “non-employee” director within the meaning of Rule 16b-3 under the Act, and (b) one “independent director” under the rules of the exchange on which the Shares are then listed.

1.11    “Company” shall mean Diamond Hill Investment Group, Inc., an Ohio corporation, and any successor thereto.

1.12    “Director” shall mean a person who is a member of the Board, excluding any member who is an Employee.

1.13    “Disability” shall mean:

(a) With respect to an Incentive Stock Option, “disability” as defined in Section 22(e)(3) of the Code; and

(b) With respect to any other Award, unless otherwise provided in the related Award Agreement: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company or any Affiliate; or (iii) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

1.14    “Effective Date” shall mean the effective date of the Plan as set forth in Article XVI.

1.15    “Employee” shall mean any person who is a common law employee of the Company or any Affiliate. A person who is classified as other than a common law employee but who is subsequently reclassified as a common law employee of the Company or any Affiliate for any reason and on any basis shall be treated as a common law employee only from the date that reclassification occurs and shall not retroactively be reclassified as an Employee for any purpose under the Plan.

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1.16    “Fair Market Value” shall mean the value of one Share on any relevant date, determined under the following rules:

(a) If the Shares are traded on an exchange, the reported “closing price” on the relevant date if it is a trading day, otherwise on the next trading day;

(b) If the Shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, otherwise on the next trading day; or

(c) If neither (a) nor (b) applies: (i) with respect to Options, Stock Appreciation Rights and any Award that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

1.17    “Grant Date” shall mean the date on which any Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award, or Cash-Based Award is granted pursuant to the Plan.

1.18    “Incentive Stock Option” shall mean an Option that is intended to meet the requirements of Section 422 of the Code.

1.19    “Nonqualified Stock Option” shall mean an Option that is not intended to be an Incentive Stock Option.

1.20    “Option” shall mean an option to purchase Shares that is granted pursuant to Article V of the Plan. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

1.21    “Original Director” shall mean a person who was a director of the Company on the later of: (a) such first anniversary of the effective date of the Plan, or (b) the date twenty-four (24) months prior to the date of an event that may constitute a Change in Control.

1.22    “Other Stock-Based Award” shall mean an Award granted pursuant to Article VIII of the Plan.

1.23    “Participant” shall mean an Employee or Director who is granted an Award under the Plan.

1.24    “Performance-Based Award” shall mean an Award described in Article X of the Plan.

1.25    “Performance Criteria” shall mean any performance criteria determined by the Committee in its sole discretion.

1.26    “Plan” shall mean the Diamond Hill Investment Group, Inc. 2022 Equity and Cash Incentive Plan, as set forth herein and as may be amended from time to time.

1.27    “Pre-existing Plan” shall mean the Diamond Hill Investment Group, Inc. 2014 Equity and Cash Incentive Plan. Upon approval of the Plan by the Company’s shareholders, no further awards will be issued under the Pre-existing Plan, although the Pre-existing Plan will remain in effect after the Company’s shareholders approve the Plan for purposes of determining any Participant’s right to awards issued under the Pre-existing Plan before that date.

1.28    “Restricted Stock” shall mean an Award granted pursuant to Article VII of the Plan.

1.29    “Retirement” shall mean, unless otherwise provided in the related Award Agreement or in any employment agreement between the Participant and the Company or any Affiliate or in any other agreement between the Participant and the Company or any Affiliate, a Participant’s voluntary termination of employment that is determined to constitute a “retirement” by the Committee.

1.30    “Shares” shall mean the common shares, without par value, of the Company or any security of the Company issued in satisfaction, exchange or in place of these shares.

1.31    “Stock Appreciation Right” shall mean an Award granted pursuant to Article VI of the Plan.

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1.32    “Subsidiary” shall mean: (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (b) for all other purposes under the Plan, any corporation or other entity in which the Company owns or controls, directly or indirectly, fifty percent (50%) or more of the voting stock or economic interests of such corporation or entity.

ARTICLE II
SHARES SUBJECT TO THE PLAN

2.1    Number of Shares Available for Awards. Subject to this Article II, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 300,000, all of which may be granted with respect to Incentive Stock Options. The Shares may consist, in whole or in part, of treasury Shares, authorized but unissued Shares not reserved for any other purpose, or Shares purchased by the Company or an independent agent in the open market for such purpose. Subject to this Article II, upon a grant of an Award, the number of Shares available for issuance under the Plan shall be reduced by an amount equal to the number of Shares subject to such Award. Any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 of the Plan shall be added back to the Plan in an amount equal to such number of Shares.

2.2    Share Usage. In addition to the number of Shares provided for in Section 2.1 of the Plan, the following Shares shall be available for Awards under the Plan: (a) Shares covered by an Award that expires or is forfeited, canceled, surrendered, or otherwise terminated without the issuance of such Shares; (b) Shares covered by an Award that is settled in cash in lieu of Shares; and (c) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees or Directors as the result of a merger, consolidation, acquisition, or other corporate transaction involving such company and the Company or any of its Affiliates. Notwithstanding anything in the Plan to the contrary, in no event shall the following Shares again become available for issuance as Awards under the Plan: (a) Shares not issued or delivered as a result of the net settlement of an Option or a Stock Appreciation Right that is settled in Shares; (b) Shares tendered or withheld to pay the exercise price of an Award; (c) Shares tendered or withheld to pay the withholding taxes related to an Award; and (d) Shares repurchased on the open market with the proceeds of an Option exercise.

2.3    Fiscal Year Limits. Subject to Section 2.5 of the Plan, during any fiscal year of the Company, a Participant may not be granted: (a) Options covering more than 25,000 Shares; (b) Stock Appreciation Rights covering more than 25,000 Shares; (c) more than 25,000 Shares of Restricted Stock; (d) Other Stock-Based Awards covering more than 25,000 Shares; (e) Cash-Based Awards with a value in excess of $5,000,000; (f) Performance-Based Awards that are to be settled in Shares covering more than 25,000 Shares; and (g) Performance-Based Awards that are to be settled in cash in excess of $5,000,000.

2.4    Exception to Minimum Vesting Requirements. Notwithstanding anything in the Plan to the contrary: (a) the Committee may grant Awards covering up to five percent (5%) of the Shares available for issuance pursuant to Section 2.1 of the Plan, without regard to the minimum vesting requirements of Sections 5.5, 6.5, 7.3(a), and 8.1 of the Plan, and (b) for purposes of Awards to Directors, the vesting period will be deemed to be one (1) year if such vesting period runs from the date of one annual meeting of shareholders of the Company to the next annual meeting of shareholders of the Company; provided that, such annual meetings are at least fifty (50) weeks apart.

2.5    Adjustments. In the event of any Share dividend, Share split, recapitalization (including payment of an extraordinary dividend), merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of Shares, or any other change affecting the Shares, the Committee shall make such substitutions and adjustments, if any, as it deems equitable and appropriate to: (a) the aggregate number of Shares that may be issued under the Plan; (b) any Share-based limits imposed under the Plan; and (c) the exercise price, number of Shares, and other terms or limitations applicable to outstanding Awards. Notwithstanding the foregoing, an adjustment pursuant to this Section 2.5 shall be made only to the extent such adjustment complies, to the extent applicable, with Section 409A of the Code.

ARTICLE III
ADMINISTRATION

3.1    In General. The Plan shall be administered by the Committee. The Committee shall have full power and authority to: (a) interpret the Plan and any Award Agreement; (b) establish, amend, and rescind any rules and regulations relating to the Plan; (c) select Participants; (d) establish the terms and conditions of any Award consistent with the terms and conditions of the Plan; and (e) make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall be made in the Committee’s sole and absolute discretion and shall be final, conclusive, and binding on all Participants.
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3.2    Delegation of Duties. The Committee may delegate its authority to the management of the Company to grant Awards to eligible Employees who are not subject to Section 16 of the Act. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) it deems appropriate; provided, however, that the Committee may not delegate: (a) any duties that it is required to discharge to comply with any applicable law; and (b) its authority to grant Awards to any Participant who is subject to Section 16 of the Act.

ARTICLE IV
ELIGIBILITY

4.1    Eligibility. The Committee may designate any Employee or Director as a Participant for purposes of receiving an Award under the Plan. Notwithstanding the foregoing: (a) any Non-Qualified Stock Option or Award subject to Section 409A of the Code may be granted to Employees or Directors of Affiliates only to the extent consistent with Section 409A of the Code; and (b) only Employees of the Company or a Subsidiary may be granted an Incentive Stock Option.

4.2    Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those individuals to whom Awards will be granted and will determine the nature and amount of each Award. No individual will have any right to be granted an Award pursuant to this Plan.

ARTICLE V
OPTIONS

5.1 Grant of Options. Subject to the terms and conditions of the Plan, Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Option, the number of Shares covered by the Option, the conditions upon which the Option shall become vested and exercisable, and such other terms and conditions as the Committee shall determine and which are consistent with the terms and conditions of the Plan. The Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price. The exercise price per Share of an Option shall be determined by the Committee at the time the Option is granted and set forth in the related Award Agreement; provided, however, that in no event shall the exercise price of any Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.4    Term. The term of an Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Option exceed ten (10) years from its Grant Date.

5.5 Exercisability. Options shall become exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include the satisfaction of (a) performance goals based on one or more Performance Criteria; and (b) time-based vesting requirements. Notwithstanding the foregoing, subject to Section 2.4 and Article XII of the Plan or as otherwise described in the related Award Agreement in connection with a Participant’s death, termination due to Disability, and/or Retirement, no Option shall vest, in full or in part, prior to the one (1) year anniversary of its Grant Date.

5.6 Exercise of Options. Except as otherwise provided in the Plan or in a related Award Agreement, an Option may be exercised for all or any portion of the Shares for which it is then exercisable. An Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee that sets forth the number of Shares with respect to which the Option is to be exercised and full payment of the exercise price for such Shares. The exercise price of an Option shall be paid in cash or its equivalent or in such other form, if and to the extent permitted by the Committee, in its sole discretion, including: (a) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; (b) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by applicable law); or (c) by a combination of cash (or its equivalent) and the methods described in clauses (a) and/or (b). Subject to the terms of the Plan, as soon as practicable after receipt of the notification of exercise and full payment of the exercise price on an Option, the Company shall cause the appropriate number of Shares to be issued to the Participant.

5.7 Dividends. Notwithstanding anything in the Plan to the contrary, in no event will dividends or dividend equivalents be payable or credited in respect of Options.

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5.8 Special Rules Applicable to Incentive Stock Options. Notwithstanding any other provision in the Plan to the contrary:

(a) The terms and conditions of Incentive Stock Options shall be subject to, and comply with, the requirements of Section 422 of the Code.

(b) The aggregate Fair Market Value of the Shares (determined as of the Grant Date) with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) may not be greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code.

(c) No Incentive Stock Option shall be granted to any Participant who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless: (i) the exercise price of such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value of a Share on the Grant Date of the Incentive Stock Option, and (ii) the date on which such Incentive Stock Option will expire is not later than five (5) years from the Grant Date of the Incentive Stock Option.

ARTICLE VI
STOCK APPRECIATION RIGHTS

6.1    Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

6.2    Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable, and such other terms and conditions as the Committee shall determine and which are consistent with the terms and conditions of the Plan.

6.3    Exercise Price. The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and set forth in the related Award Agreement; provided, however, that in no event shall the exercise price of any Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.4    Term. The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its Grant Date.

6.5    Exercisability of Stock Appreciation Rights. A Stock Appreciation Right shall become exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include the satisfaction of: (a) performance goals based on one or more Performance Criteria, and (b) time-based vesting requirements. Notwithstanding the foregoing, subject to Section 2.4 and Article XII of the Plan or as otherwise described in the related Award Agreement in connection with a Participant’s death, termination due to Disability, and/or Retirement, no Stock Appreciation Right shall vest, in full or in part, prior to the one (1) year anniversary of its Grant Date.

6.6    Exercise of Stock Appreciation Rights. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee that sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to: (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share, multiplied by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised. A Stock Appreciation Right may be settled in full Shares, cash, or a combination thereof, as specified by the Committee in the related Award Agreement.

6.7    Dividends. Notwithstanding anything in the Plan to the contrary, in no event will dividends or dividend equivalents be credited or payable in respect of Stock Appreciation Rights.

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ARTICLE VII
RESTRICTED STOCK

7.1    Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Shares of Restricted Stock may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

7.2    Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares of Restricted Stock, the restricted period(s) applicable to the Shares of Restricted Stock, the conditions upon which the restrictions on the Shares of Restricted Stock will lapse, and such other terms and conditions as the Committee shall determine and which are consistent with the terms and conditions of the Plan.

7.3    Terms, Conditions and Restrictions.

(a) The Committee shall impose such other terms, conditions, and/or restrictions on any Shares of Restricted Stock as it may deem advisable, which may include a requirement that the Participant pay a purchase price for each Share of Restricted Stock, restrictions based on the achievement of specific performance goals (which may be based on one or more Performance Criteria), time-based restrictions, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. Notwithstanding the foregoing, subject to Section 2.4 and Article XII of the Plan or as described in the related Award Agreement in connection with a Participant’s death, termination due to Disability, and/or Retirement, no Restricted Stock Award shall vest, in full or in part, prior to the one (1) year anniversary of its Grant Date.

(b) To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all terms, conditions, and/or restrictions applicable to such Shares have been satisfied or lapse.

(c) Unless otherwise provided in the related Award Agreement or required by applicable law, the restrictions imposed on Shares of Restricted Stock shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

7.4    Rights Associated with Restricted Stock during Restricted Period. During any restricted period applicable to Shares of Restricted Stock:

(a) Such Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

(b) Unless otherwise provided in the related Award Agreement: (i) the Participant shall be entitled to exercise full voting rights associated with such Shares of Restricted Stock; and (ii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Shares of Restricted Stock during the restricted period.

ARTICLE VIII
OTHER STOCK-BASED AWARDS

8.1    Grant of Other Stock-Based Awards. Subject to the terms and conditions of the Plan, Other Stock-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion. Other Stock-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, the Shares, and shall be in such form as the Committee shall determine, including: (a) unrestricted Shares, or (b) time-based or performance-based restricted stock units that are settled in Shares and/or cash. Notwithstanding the foregoing, subject to Section 2.4 and Article XII of the Plan or as otherwise described in the related Award Agreement in connection with a Participant’s death, termination due to Disability, and/or Retirement, no Other Stock-Based Award shall vest, in full or in part, prior to the one (1) year anniversary of its Grant Date.

8.2    Award Agreement. Each Other Stock-Based Award shall be evidenced by an Award Agreement that shall specify the number of Other Stock-Based Awards, terms and conditions upon which the Other Stock-Based Award shall become vested, the form of settlement, and such other terms and conditions as the Committee shall determine and which are consistent with the terms and conditions of the Plan.

8.3    Form of Settlement. An Other Stock-Based Award may be settled in full Shares, cash, or a combination thereof, as specified by the Committee in the related Award Agreement.

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8.4    Dividend Equivalents. Awards of Other Stock-Based Awards may provide the Participant with dividend equivalents, as determined by the Committee in its sole discretion and set forth in the related Award Agreement; provided, however, that notwithstanding the foregoing, payment of any such dividend equivalents will be subject to the same terms, conditions, and restrictions (including risk of forfeiture (if applicable)) as the Other Stock-Based Award with respect to which they are paid and, in no event, will any such dividend equivalents be paid unless and until the Other Stock-Based Award to which they relate has vested.

ARTICLE IX
CASH-BASED AWARDS

Subject to the terms and conditions of the Plan, long-term Cash-Based Awards may be granted to Participants in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion. Each such long-term Cash-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or payment range, the time of settlement, and the other terms and conditions, as applicable, of such Award which may include performance objectives and that the Cash-Based Award is a Performance-Based Award under Article X.

ARTICLE X
PERFORMANCE-BASED AWARDS

10.1    In General. Any Award may be granted as a Performance-Based Award. As determined by the Committee in its sole discretion, the grant, vesting, exercisability, and/or settlement of any Performance-Based Award shall be conditioned on the attainment of performance goals based upon one or more Performance Criteria during a performance period established by the Committee.

10.2    Performance Criteria.

(a)    The Performance Criteria for Performance-Based Awards shall be established by the Committee in its sole discretion.

(b)    The Performance Criteria may relate to the individual Participant, the Company, one or more of its Affiliates, one or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion.

(c)    The Committee may, in its sole discretion, provide amounts relating to, or arising from, extraordinary items, unusual or non-recurring events, and/or changes in applicable tax laws or accounting principles be included or excluded from the Performance Criteria.

10.3    Establishment of Performance Goals. With respect to Performance-Based Awards, the Committee shall establish: (a) the applicable performance goals and performance period, and (b) the formula for computing the Performance-Based Award.

10.4    Determination of Performance. With respect to Performance-Based Awards, the Committee shall determine, in its sole discretion, whether the applicable performance goals and other material terms imposed on such Performance-Based Awards have been satisfied, and, if they have, ascertain the amount of the applicable Performance-Based Award.

10.5    Increases Prohibited. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, none of the Committee, the Board, the Company, or any Affiliate may increase the amount of compensation payable under a Performance-Based Award. The Committee may adjust downward, but not upward, the amount payable pursuant to such an Award, and the Committee may not waive the achievement of the applicable performance goal, except in the case of a Change in Control, or the death, Disability, and/or Retirement of the Participant.

10.6    Dividends and Dividend Equivalents. Performance-Based Awards may provide the Participant with dividends or dividend equivalents, as determined by the Committee, in its sole discretion, and set forth in the related Award Agreement; provided, however, that notwithstanding the foregoing, payment of any such dividends or dividend equivalents will be subject to the same terms, conditions, and restrictions, as are applicable to such underlying Awards, as specified in either Section 5.7, 6.7, 7.4(b), or 8.4 of the Plan.

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ARTICLE XI
TERMINATION OF EMPLOYMENT OR SERVICE

11.1    Effect of Termination of Employment or Service. With respect to each Award granted under the Plan, the Committee shall, subject to the terms and conditions of the Plan, determine the extent to which the Award shall vest and the extent to which the Participant shall have the right to exercise and/or receive settlement of the Award on or following the Participant’s termination of employment or services with the Company and/or any of its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the related Award Agreement, need not be uniform among all Participants or Awards granted under the Plan, and may reflect distinctions based on the reasons for termination. Except as otherwise provided in the Plan, the vesting conditions of an Award may only be accelerated upon the death, termination due to Disability, and/or Retirement of the Participant.

11.2    Default Provisions. If the Award Agreement does not specify the effect of a Participant’s termination of employment or services with the Company and/or any of its Affiliates on the vesting, exercisability and/or settlement of Awards, the following provisions shall apply:

(a)    Death, Disability or Retirement. In the event of a Participant’s death, Disability, and/or Retirement: (i) all exercisable Awards may be exercised for the remainder of the term of such Award (provided, however, that any Incentive Stock Option that is not exercised within twelve (12) months following the Participant’s death, Disability, and/or Retirement will be treated as a Nonqualified Stock Option); (ii) a pro rata portion of all unvested Awards shall vest, as determined by the Committee in its sole discretion, based on the amount of time elapsed during the vesting period prior to the date of death, Disability, and/or Retirement, or the attainment of the Performance Criteria, over the portion of the performance period elapsed as of the date of death, Disability, and/or Retirement; and (iii) all unvested Awards that do not vest pursuant to this Section 11.2(a) shall terminate and be forfeited as of the date of death, Disability, and/or Retirement.

(b)    Termination for Cause. If a Participant is terminated for Cause, all Awards, whether or not vested and/or exercisable, shall terminate and be forfeited as of the date of termination.

(c)    Other Termination. If a Participant terminates for any other reason: (i) all exercisable Awards may be exercised for the remainder of the term of such Award; provided, however, that any Incentive Stock Option that is not exercised within three (3) months following the Participant’s termination will be treated as a Nonqualified Stock Option; and (ii) all unvested Awards shall terminate and be forfeited as of the date of termination.

ARTICLE XII
CHANGE IN CONTROL

12.1    In General. Except as otherwise provided in the related Award Agreement, in the event of a Change in Control, all outstanding Awards shall become immediately vested and exercisable and the Committee, in its sole discretion, may take such actions, if any, as it deems necessary or desirable with respect to any such Awards, including, without limitation: (a) by providing for a cash payment in exchange for the cancellation of an Award; or (b) the issuance of substitute Awards that substantially preserve the value, rights, and benefits of any affected Awards. Any action relating to an Award that is subject to Section 409A of the Code shall be consistent with the requirements thereof.

12.2    Effect of Section 280G of the Code. Unless specified otherwise in the related Award Agreement or in another written agreement between the Participant and the Company or any Affiliate, if the Company concludes that any payment or benefit due to a Participant under the Plan, when combined with any other payment or benefit due to the Participant from the Company or any of its Affiliates (collectively, the “Payor”), would be considered a “parachute payment” within the meaning of Section 280G of the Code, the Payor will reduce the payments and benefits due to the Participant under the Plan to $1.00 less than the amount that would otherwise be considered a “parachute payment” within the meaning of Section 280G of the Code. Any reduction pursuant to this Section 12.2 of the Plan shall be made in accordance with Section 409A of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE XIII
AMENDMENT OR TERMINATION OF THE PLAN

13.1    In General. Except as otherwise provided in the Plan, the Board or the Committee may amend or terminate the Plan or any Award Agreement at any time; provided, however, that no amendment or termination shall be made without the approval of the Company’s shareholders to the extent that: (a) the amendment materially increases the benefits accruing to Participants under the Plan, (b) the amendment increases the aggregate number of Shares authorized for grant under the Plan (excluding an increase in the number of Shares that may be issued under the Plan as a result of Section 2.5 of the Plan), (c)
9

the amendment materially modifies the requirements as to eligibility for participation in the Plan, or (d) such approval is required by any applicable law, regulation, or stock exchange rule.

13.2    Awards Previously Granted. No amendment or termination of the Plan or an Award Agreement shall adversely affect in any material way any outstanding Award previously granted under the Plan, without the written consent of the Participant holding such Award, provided that, no such consent shall be required with respect to any amendment or termination that the Board or the Committee determines, in its sole discretion, is necessary or advisable in order for the Company, the Plan, or an Award to satisfy or conform to any applicable law or regulation or to meet the requirements of any applicable accounting standard.

13.3    Repricing. Except for adjustments made pursuant to Section 2.5 of the Plan, in no event may the Board or the Committee, without approval of the Company’s shareholders: (a) amend the terms of an outstanding Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right, (b) cancel an outstanding Option or Stock Appreciation Right in exchange for a new Option or Stock Appreciation Right with an exercise price that is less than the exercise price of the original Option or Stock Appreciation Right, or (c) at any time when the exercise price of an outstanding Option or Stock Appreciation Right is greater than the Fair Market Value of a Share, cancel such Option or Stock Appreciation Right in exchange for cash or other Awards.

ARTICLE XIV
TRANSFERABILITY

14.1    Non-Transferability. Except as described in Section 14.2 of the Plan or as provided in a related Award Agreement, an Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except by will or the laws of descent and distribution and, during a Participant’s lifetime, may be exercised only by the Participant or the Participant’s guardian or legal representative.

14.2    Beneficiary. Unless otherwise specifically designated by the Participant in writing, a Participant’s beneficiary under the Plan shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

ARTICLE XV
MISCELLANEOUS

15.1    No Right to Continued Service or to Awards. Neither the Plan nor the granting of an Award under the Plan shall impose any obligation on the Company or any Affiliate to continue the employment or services of a Participant or interfere with or limit the right of the Company or any Affiliate to terminate the services of any Participant at any time. In addition, no Participant shall have any right to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards and the Committee’s interpretations and determinations with respect thereto need not be the same with respect to each Participant.

15.2    Tax Withholding.

(a)    The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold, or collect any amount required by applicable law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan. This amount may, as determined by the Committee in its sole discretion, be: (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares being transferred in connection with the exercise or settlement of an Award, (iii) collected directly from the Participant, or (iv) withhold using any combination of the methods described in (i), (ii), or (iii).

(b)    Subject to the approval of the Committee, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the statutory total tax that could be imposed on the transaction; provided that, such Shares would otherwise be distributable to the Participant at the time of the withholding. All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

15.3    Election Under Section 83(b) of the Code. In any case in which a Participant is permitted to make an election under Section 83(b) of the Code in connection with an Award, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Treasury Regulations issued under Section 83(b) of the Code or other applicable provision.

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15.4    Requirements of Law. The Plan, the grant and exercise of Awards thereunder, and the issuance of Shares under such Awards shall be subject to all applicable federal, state, and local laws, rules, and regulations (including all applicable federal and state securities laws) and to all required approvals of any governmental agencies or stock exchange, market, or quotation system on which the Shares are then listed or traded. Without limiting the foregoing, the Company shall have no obligation to issue Shares under the Plan prior to: (a) receipt of any approvals from any governmental agencies or stock exchange, market, or quotation system on which the Shares are then listed or traded that the Committee deems necessary; and (b) completion of registration or other qualification of the Shares under any applicable federal, state, or local law or ruling of any governmental agency that the Committee deems necessary.

15.5    Legends. Certificates for Shares delivered under the Plan may be subject to such stock transfer orders and other restrictions that the Committee deems advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange, market, or quotation system upon which the Shares are then listed or traded, or any other applicable federal, state, or local law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this Section 15.5 of the Plan.

15.6    Uncertificated Shares. To the extent that the Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of Shares may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange, market, or quotation system on which the Shares are then listed or traded.

15.7    Compensation Recovery. To the extent that any applicable law, rule, regulation, or policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award under the Plan or any other incentive-based compensation maintained in the past or adopted in the future by the Company or any Affiliate, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such applicable law, rule, regulation, or policy.

15.8    Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law provisions.

15.9    No Impact on Benefits. Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.

15.10    Rights as a Shareholder. Except as otherwise provided in the Plan or in a related Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by an Award unless and until the Participant becomes the record holder of such Shares.

15.11    Fractional Shares. No fractional Shares shall be issued under the Plan, and the Committee shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

15.12    Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and each Participant, including the estate of such Participant and the executor, administrator, or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15.13    Compliance With Section 409A of the Code. Awards shall be designed, granted, and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and each Award Agreement under the Plan that is intended to comply with the requirements of Section 409A of the Code shall be construed and interpreted in accordance with such intent. If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction, or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to additional taxes under Section 409A of the Code, then unless the Committee specifically provides otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction, or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and Award Agreement shall be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant. The exercisability of an Option or a Stock Appreciation Right shall not be extended to the extent that such extension would subject the Participant to additional taxes under Section 409A of the Code. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, if an Award is not exempt from the requirements of Section 409A of the Code, the Participant is a “specified employee” (within the meaning of Section 409A of the Code) and a payment under the Award is due as a result of such individual’s “separation from service” (as that term is defined for purposes of Section 409A of the Code using the default rules), then no payment shall be made under the
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Award due to such separation from service before the date that is six (6) months after the date on which the Participant incurs such separation from service, except as otherwise allowed by Section 409A of the Code.

15.14    Savings Clause. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE XVI
EFFECTIVE DATE AND TERM OF THE PLAN

The Effective Date of the Plan is _______________, 2022. No Incentive Stock Options shall be granted under the Plan after _______________, 2032 and no other Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date or, if earlier, the date the Plan is terminated. Notwithstanding the foregoing, the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates. After the Effective Date, no grants of awards shall be made under the Pre-existing Plan
.

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DIAMOND HILL

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

CONTROL NUMBER

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/dhil
Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 26, 2022.
Scan code below for mobile voting.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 26, 2022.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3 and 4.

(1) Proposal to elect the nominees named below as directors for a one year term.

Nominees:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1(a) Heather E. Brilliant	☐	☐	☐	1(e) Paula R. Meyer	☐	☐	☐
1(b) Richard S. Cooley	☐	☐	☐	1(f) Nicole R. St. Pierre	☐	☐	☐
1(c) Randolph J. Fortener	☐	☐	☐	1(g) L'Quentus Thomas	☐	☐	☐
1(d) James F. Laird	☐	☐	☐				

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

DIAMOND HILL INVESTMENT GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

April 27, 2022

DIAMOND HILL

Diamond Hill Investment Group, Inc.
325 John H. McConnell Blvd., Suite 200
Columbus, Ohio 43215

proxy

The undersigned hereby appoints Carlotta D. King and Thomas E. Line and each of them, as proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc. (the "Company") to be held on April 27, 2022, or any adjournment thereof, and to vote all shares of common stock, without par value, of the Company (the "Shares") which the undersigned is entitled to vote at such Annual Meeting or at any adjournment thereof as set forth on the reverse side.

The Board of Directors recommends a vote FOR each of the listed proposals. THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO SPECIFICATION IS MADE AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINEES LISTED UNDER PROPOSAL 1 AND IN FAVOR OF PROPOSALS 2, 3 AND 4. If any other matters are properly brought before the Annual Meeting or at any adjournment thereof, the Shares represented by this Proxy will be voted in the discretion of the proxies on such other matters as the directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders dated March 11, 2022, the Proxy Statement furnished therewith, and the Company's Form 10-K for the year ended December 31, 2021. Any proxy heretofore given to vote the Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, UNLESS VOTING ELECTRONICALLY.

See reverse for voting instructions.